NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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HUMANA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2002

Dear Fellow Stockholders:

We would like to invite you to attend our 2002 Annual Meeting of Stockholders of Humana Inc. to be held on Thursday, May 16, 2002, at 10:00 a.m., EDT at the Company’s headquarters, 500 West Main Street, 25th Floor Auditorium, Louisville, Kentucky. At the meeting, stockholders will vote on the annual election of directors.

Enclosed are:

•	The notice of meeting
•	The Proxy Statement
•	Financial information about Humana and Management’s Discussion and Analysis of Humana’s results of operations and financial condition

Also enclosed are the following:

•	Humana’s 2001 Summary Annual Report to Stockholders
•	A proxy card
•	A postage-paid envelope

We hope you can attend the meeting. However, if you are unable to join us, we urge you to exercise your right as a stockholder and vote. The vote of every stockholder is important.

This Proxy Statement is being mailed or transmitted to the Company’s stockholders of record on or about March 29, 2002.

This Proxy Statement and the Company’s Annual Report to Stockholders are available on Humana’s Internet site at http://www.humana.com.

Sincerely,

David A. Jones	Michael B. McCallister
Chairman of the Board and Significant Stockholder	Director, President, Chief Executive Officer
and Significant Stockholder

Humana Inc.

March 29, 2002

Notice of Annual Meeting of Stockholders
Thursday, May 16, 2002
10:00 a.m., EDT
Humana Building
25th Floor Auditorium
500 West Main Street
Louisville, Kentucky 40202

AGENDA

1.	Elect directors; and

2.	Transact any other business properly brought before the meeting.

Stockholders of record at the close of business on March 20, 2002 will be entitled to vote.

Your vote is important so that as many shares as possible will be represented. Please vote by one of the following methods:

•	VIA THE INTERNET

•	BY TELEPHONE

•	BY RETURNING THE ENCLOSED PROXY CARD

(see instructions on proxy card).

By	Order of the Board of Directors,

Jo	an O. Lenahan
Se	cretary

QUESTIONS & ANSWERS

Q:	When will this proxy statement be sent to stockholders?

A:	This proxy statement is being sent to stockholders of record on or about March 29, 2002. It will also be available at the Company’s web site: www.humana.com on that date.

Q:	When and where is the annual meeting?

A:	The Annual Meeting will be held on Thursday, May 16, 2002 at 10:00 a.m. at 500 West Main
Street,	Louisville, Kentucky at The Humana Building, 25th Floor.

Q:	What am I voting on?

A:	You are being asked to elect individuals to serve on the Board of Directors of the Company.
The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if other matters are presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

Q:	How does the Board recommend I vote on the proposal?

A:	The Board recommends that you vote FOR each of the nominees.

All Shares of Company Common Stock that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxies. If no instructions are indicated, the executed proxies will be voted FOR approval of the election of the Board of Directors.

Q:	Who is entitled to vote?

A:	Anyone who owns Humana Inc. Common Stock as of the close of business on March 20, 2002 (the Record Date) is entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting.

Q:	What if my shares are not registered in my name?

A:	If you own your shares in “street name,” meaning that your broker is actually the record owner, you should receive proxy materials from your broker.

Q:	How many shares can vote?

A:	As of the Record Date, March 20, 2002, 168,866,651 Shares of Company Common Stock were outstanding and entitled to vote. Every stockholder is entitled to one vote for each share held.

Q:	How do I vote?

A:	There are four ways that you can vote your shares.

1.	Over the internet. The Web site for voting is at http: //www.ProxyVote.com.

In order to vote on the Internet, you need the control number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. The Internet voting system is available 24 hours a day, seven days a week, until 11:59 p.m. on Wednesday, May 15, 2002.

Once you are logged on the Internet voting system, you can record and confirm (or change) your voting instructions. If you use the Internet voting system, you do not need to return your proxy card.

2.
By telephone. If you are in the United States or Canada, call 1-800-690-6903, which is a toll-free number. The telephone voting system is available 24 hours a day, seven days a week, until 11:59 p.m. on Wednesday, May 15, 2002.

In order to vote by telephone, you need the control number on your proxy card. Each stockholder has a unique control number so that we can ensure all voting instructions are genuine and prevent duplicate voting.

Once you are logged on the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.

3.
By mail. Mark your voting instructions on, sign and date the proxy card and then return it in the postage-paid envelope provided. If you mail your proxy card, we must receive it by 10:00 a.m. EDT the day of the Annual Meeting.

If we receive your signed proxy card, but you do not give voting instructions, our representatives will vote your shares for approval of the election of the Board of Directors. If any other matters arise during the meeting that require a vote, the representatives will exercise their discretion.

4.	In person. Attend the Annual Meeting. However, you can vote by methods 1, 2 or 3 above and still attend the Meeting.

Q:	How do I vote the shares held in the Humana Common Stock Fund of the Humana 401(k) plan and retirement plan (“HRSP”)?

A:
If you have money in the Humana Common Stock Fund of the HRSP, you may vote. Under the HRSP you do have “pass-through voting rights” based on your interest—the amount of money you have invested—in the Humana Common Stock Fund.

You may exercise pass-through voting rights in almost the same way that stockholders may vote their shares, but you have an earlier deadline. If your voting instructions are received by 11:59 p.m. Eastern Time on Tuesday, May 14, 2002, the trustee will submit a proxy that reflects your instructions. If you do not give voting instructions (or give them late), the trustee will vote your interest in the Humana Common Stock Fund.

You may send your instructions to the plan trustee by using the Internet, telephone or mail methods described on the previous page. You cannot vote in person at the Annual Meeting.

Your voting instructions will be kept confidential under the terms of the HRSP.

Q:	How many votes are required to elect the directors?

A:
The affirmative vote of a plurality of the Shares of Company Common Stock represented in person or by properly executed proxy is required to approve each of the Company’s nominees for election as a director.

Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting, but will not be counted for purposes of calculating a plurality.

Q:	What is a “quorum”?

A:
A “quorum” is a majority of the outstanding shares. Shares may be voted at the meeting or represented by proxy. There must be a quorum for the meeting to be held. Any stockholder of record present at the Annual Meeting, but who abstains from voting, shall be counted for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	How do I revoke my proxy?

A:
You have the right to revoke your proxy at any time before the meeting. To do so, you must give written notice of revocation to the Automatic Data Processing, Investor Communication Services, 51 Mercedes Way, Edgewood, NY 11717 or by fax at (515) 254-7733, submit another properly signed proxy with a more recent date, or vote in person at the meeting. For written and fax notices, you must include the control number that is printed on the upper portion of the proxy card.

Q:	What if I received more than one set of materials?

A:
The Securities and Exchange Commission recently approved a new rule concerning the delivery of annual disclosure documents. The rule allows us to send a single set of our annual report and proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This rule benefits both you and Humana. It reduces the volume of duplicate information received at your household and helps to reduce Humana expenses. The rule applies to Humana’s annual reports, proxy statements or information statements. Each stockholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy; or if you share an address with another Humana stockholder and together both of you would like to receive only a single set of Humana’s annual disclosure documents for future mailings, follow these instructions:

Please contact ADP and inform them of your request by calling them at (888) 603-5847 or writing them at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Be sure to identify Humana and include your name, address, the name of your brokerage firm (if applicable) and your account number.

Q:	Who will count the votes?

A:
Automatic Data Processing, Investor Communication Services, and D. F. King & Co., Inc. will tabulate the votes cast by proxy. In addition, the Company’s Inspectors of Election will tabulate the votes cast at the Annual Meeting together with the votes cast by proxy.

Q:	When are the stockholder proposals for the 2003 Annual Meeting due?

A:
Stockholder proposals for inclusion in the proxy materials relating to the Annual Meeting of Stockholders to be held in May 2003 must be submitted to the Corporate Secretary in writing no later than November 29, 2002. Proposals should be submitted to Joan O. Lenahan, Secretary, Humana Inc., 500 West Main Street, Louisville, KY 40202.

Q:	How much did this proxy solicitation cost?

A:	D. F. King & Co., Inc. was hired to assist in the distribution of proxy materials and solicitation of votes for $10,000 plus expenses.

The Company has also engaged ADP to assist in the distribution of proxy materials and the accumulation of votes through the Internet, telephone and coordination of mail votes for approximately $10,000 plus expenses.

The Company will reimburse stockbrokers, other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the stockholders.

Q:	How can I obtain additional information about the Company?

A:
We will provide a copy of our Annual Report on Form 10-K for the year ended December 31, 2001, excluding certain of its exhibits, without charge to anyone who makes a written request to Humana Inc., Investor Relations Department, 500 West Main Street, Louisville, KY 40202. The Company’s Annual Report on Form 10-K and various other filings may also be accessed via the Investor Relations page on the Company’s web site at www.humana.com. Attached as Appendix A to this Proxy Statement is much of the financial information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

Q:	Where can I find voting results for this Annual Meeting?

A:	The voting results will be published in the Company’s Form 10-Q for the period ending June 30, 2002 which will be filed with the Securities and Exchange Commission on or before August 14, 2002.

ELECTION OF DIRECTORS
The Board of Directors Recommends a Vote “FOR” All Nominees

The Board of Directors of Humana Inc. (the “Company”), in accordance with the provisions of the Company’s Articles of Incorporation and Bylaws, has determined that the number of directors to be elected at the Annual Meeting of the Company shall be eight. The directors are elected to hold office until the Annual Meeting of Stockholders in 2003 and until a successor is elected and qualified.

If any nominee becomes unable to serve for any reason (which is not anticipated), the Shares of Common Stock represented by the enclosed proxy may be voted for the substituted nominee as may be designated by the Board of Directors.

The following table shows certain information concerning the nominees at March 1, 2002.

Name	Age	Position	First Elected Director
David A. Jones	70	Chairman of the Board	08/61
David A. Jones, Jr.	44	Vice Chairman of the Board	05/93
Charles M. Brewer	43	Director	07/00
Michael E. Gellert	70	Director	02/68
John R. Hall	69	Director	05/92
Irwin Lerner	71	Director	11/93
Michael B. McCallister	49	Director, President & Chief Executive Officer	02/00
W. Ann Reynolds, Ph.D.	64	Director	01/91

David A. Jones has been Chairman of the Board of the Company since its inception in August 1961 (including a predecessor company) and served as Chief Executive Officer of the Company from its inception until December 1997, when he retired. Due to the resignation of the Company’s former President and Chief Executive Officer in August 1999, he served as Interim Chief Executive Officer from that time until February 2000, when Mr. McCallister was elected. Mr. Jones is also a director of Abbott Laboratories.

David A. Jones, Jr. was elected Vice Chairman of the Board of the Company in September 1996. He is Chairman and Managing Director of Chrysalis Ventures, LLC, a venture capital firm in Louisville, Kentucky, and is the son of David A. Jones, Chairman of the Board. He is Chairman of the Board of High Speed Access Corp. and a director of bCatalyst.

Charles M. Brewer joined Humana as a director in July 2000. He was formerly Chairman of EarthLink Inc., a position from which he resigned in August 2000. In February 2000, EarthLink merged with MindSpring, another leading Internet service provider, which Mr. Brewer founded in 1994 and where he served as Chairman and Chief Executive Officer until the merger with EarthLink. Before founding MindSpring, Mr. Brewer was Chief Executive Officer of AudioFax, Inc., an Atlanta company providing fax server software.

Michael E. Gellert is a general partner of Windcrest Partners, a private investment partnership in New York, New York, having held that position since April 1967. From January 1958 until his retirement in October 1989, Mr. Gellert served in executive capacities with Drexel Burnham Lambert and its predecessors in New York, New York. Mr. Gellert is also a director of Dalet SA, a publicly held French company; Devon Energy Corporation; High Speed Access Corp.; Seacor Smit Inc.; Six Flags Inc.; Smith Barney World Funds, Inc.; Travelers Series Fund, Inc. and a Member of the Putnam Trust Advisory Board to The Bank of New York.

John R. Hall is the retired Chairman of the Board and Chief Executive Officer of Ashland Inc., positions he held since 1981 until his retirement in 1996. He is also a member of the American Petroleum Institute Executive Committee, a member of the Transylvania University Board of Trustees and past President of Vanderbilt University Board of Trustees and remains a trustee. Mr. Hall retired as a director of Arch Coal, Inc. in April 1999. He was named non-executive chairman of Bank One Corporation in December 1999, a position he held for three months. He is also a director of Bank One Corporation; The Canada Life Assurance Company; CSX Corporation; UCAR International Inc.; and United States Enrichment Corporation (“USEC”).

Irwin Lerner is the retired Chairman of the Board and Chairman of the Executive Committee of Hoffmann-La Roche Inc. From April 1980 to December 1992, Mr. Lerner was President and Chief Executive Officer of Hoffmann-La Roche Inc. He is a Distinguished Executive-in-Residence at the Rutgers University Graduate School of Management. He is also the Chairman of Medarex Inc. and a director of Covance Inc., Inhale Therapeutic Systems Inc. and V. I. Technologies, Inc.

Michael B. McCallister was elected President and Chief Executive Officer of the Company in February 2000. Before that, Mr. McCallister served as Senior Vice President—Health System Management from January 1998 to February 2000. Mr. McCallister served as Division I President from July 1996 to January 1998. He joined the Company in June 1974.

W. Ann Reynolds, Ph.D. is President of the University of Alabama at Birmingham, a position she has held since September 1997. Before that, she served as Chancellor of the City University of New York, in New York, New York for seven years and Chancellor of the California State University system for eight years. She is also a director of Abbott Laboratories; iPhysician Net; Maytag Corporation; and Owens-Corning Fiberglass Corporation.

The information given in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of the nominees.

DIRECTOR ATTENDANCE

During 2001, the Board of Directors met 6 times. All directors attended at least 75% of the scheduled Board of Directors’ meetings and meetings held by Committees of which they were members.

DIRECTOR COMPENSATION

The following table shows compensation for Directors who are not employees:

Compensation

Annual Board Retainer (Except for Chairman)	$17,500 $25,000 Fair Market Value worth of Humana Stock first business day of January (1)

Annual Stock Option Grant (2)	5,000 stock options

Annual Fee for Committee Chairperson (except Executive Committee)	$3,000

Annual Fee—Executive Committee Members	$5,000

Board Attendance Fee (per meeting)	$2,500

Committee Attendance Fee (per meeting)	$1,000

(1)	Each director except Mr. Jones received 2,165 shares in 2001. Mr. Jones does not participate due to his retainer provisions as Chairman described below.
(2)	The director options granted on January 2, 2001 had an exercise price of $14.7813, the fair market value on that date.

In addition, the Company paid certain local taxes that averaged approximately $1,340 per outside director, excluding Mr. Jones’ amount which is described below.

In 2001, as the Company’s Chairman of the Board of Directors, Mr. Jones received a $200,000 annual cash retainer in lieu of attendance fees and the annual board retainer fee outlined above. Mr. Jones receives the annual stock option grant described above and receives fees as an Executive Committee member. In addition to Board of Directors’ responsibilities, Mr. Jones’ compensation reflects his continuing consultation on major initiatives of the Company and on corporate strategy and policy, and his external activities, including preserving and enhancing the image of the Company within the health care industry. In recognition of his efforts in the industry, the Organization & Compensation Committee awarded Mr. Jones 250,000 non-qualified stock options at $11.235, the fair market value on the date of grant, which vest in equal installments over 3 years beginning one year from date of grant. Mr. Jones was provided office space, with an annual value of approximately $43,500 and administrative and secretarial support, with an annual cost of approximately $198,000. In addition, during 2001, the Company provided Mr. Jones with life and accidental death insurance, parking, occupational tax, and membership to the Company’s fitness club at a cost of $14,384. Upon his retirement in December 1997, Mr. Jones elected to receive a lifetime annuity payment under the Officers Target Retirement Plan (“OTRP”). Under the OTRP, Mr. Jones received approximately $60,000 per month in 2001. Effective January 1, 2002, due to a revised annuity selection, his payments will be $56,800 per month. The Company will continue to provide the benefits and arrangements described above to Mr. Jones for at least as long as he serves as Chairman of the

Board. In December 1999, the Board believed it was in the best interest to set out the terms and conditions as described above in a written agreement. This agreement formalizes the terms of Mr. Jones’ compensation as described herein until he no longer serves as Chairman of the Board or until December 31, 2004, whichever is longer.

In connection with his position as Vice Chairman of the Board, David A. Jones, Jr. was reimbursed $30,000 for office expenses incurred in 2001.

The following table shows benefits for Directors who are not employees:

Benefits

Charitable Contributions	Company matches up to $20,000

Group Life and Accidental Death Insurance	$150,000

Business Travel Accident Insurance	$250,000

Directors may elect to participate in the medical and dental benefit programs offered to all employees of the Company at the same rate all employees pay. Two directors have elected this option.

The Company also maintains the 1989 Stock Option Plan for Non-employee Directors pursuant to which options to purchase 15,000 Shares of the Common Stock are granted at 100% of fair market value to each Non-employee Director upon his or her initial election to the Board of Directors. In addition, options to purchase 5,000 Shares of the Common Stock are granted on the first business day of each January at 100% of fair market value to each Non-employee Director.

Non-employee Directors elected subsequent to 1998 do not receive any retirement benefits. The current directors, other than Mr. Brewer, were grandfathered under the Company’s Retirement Policy (the “Policy”). The Policy provides that a director who is not an employee must retire at the annual meeting following his or her seventy-third birthday. The retiring director is entitled to elect to receive either: (1) an annual retirement benefit for the life of the director in the amount of $38,000, the annual retainer fee in effect for 1997; or (2) in lieu thereof, an actuarially equivalent joint and survivor annuity payment. In addition, each retiring director also receives an annual matching charitable contribution benefit of 50% of the annual retirement benefit. Benefits are prorated for any retiring director who has not served at least ten years on the Board of Directors. For fiscal year 2001, the Company paid and will continue to pay benefits under the Policy to three former directors and has a separate letter agreement that was executed with one other former director before the adoption of the Policy. The benefits under the letter agreement are comparable to those under the Policy.

BOARD COMMITTEES

The Company has Audit, Executive, Investment, Medical Affairs, Nominating & Corporate Governance, and Organization & Compensation Committees of its Board of Directors. The Company has adopted written charters for each of the Board Committees. The members of the Audit and Organization & Compensation Committees are independent outside directors as defined by the New York Stock Exchange and the Securities and Exchange Commission, respectively. The Company believes that the Nominating Committee is comprised solely of independent directors, none of whom have any relationship with the Company that would interfere with his or her ability to exercise independent judgement in nominating candidates for

Board membership. Additional information regarding the Audit Committee and the Organization & Compensation Committee is included in this Proxy Statement under the caption “Audit Committee Report” and “Organization & Compensation Committee Report.” The number of meetings held in 2001, and membership as of the Record Date were as follows:

Current Committee Membership and Meetings Held During 2001

	Audit	Executive	Investment	Medical Affairs	Nominating & Corporate Governance	Organization & Compensation

Meetings Held In 2001	6	2	3	2	1	3

NAME

David A. Jones		C

Charles M. Brewer	M				M	M

Michael E. Gellert	C	M	M			M

John R. Hall	M				C	M

David A. Jones, Jr.		M	C	M	M

Irwin Lerner	M			M		C

Michael B. McCallister		M

W. Ann Reynolds, Ph.D.			M	C	M

C = Chair
M = Member

The primary functions of each Board Committee are as follows:

Audit Committee

•	Recommends to the Board the appointment of the Company’s independent accountants;
•
Meets with the independent accountants and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized and, at the conclusion, reviews such audit;

•
Reviews with the independent accountants, the Company’s Internal Audit Department, and financial and accounting personnel, the effectiveness of the accounting and financial controls of the Company and makes recommendations for the improvement of such internal control procedures;

•
Reviews the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent accountants;

•	Receives prior to each meeting, a summary of findings from completed internal audits and progress reports on the internal audit plan;
•
Reviews the financial statements contained in the annual report and other reports to stockholders with management and the independent accountants to determine that the external auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders and reviews any changes in accounting principles;

•	Provides the opportunity to confer independently with the internal auditors and the independent accountants; and
•	Determines the appropriateness of fees for audit and non-audit services performed by the independent accountants.

Executive Committee

•	Exercises all the powers of the Board of Directors except as otherwise provided by Delaware law and the Company’s Bylaws during intervals between meetings of the Board.

Investment Committee

•	Establishes investment objectives and policies for the various investment portfolios of the Company and investment options available under various employee benefit plans; and
•	Analyzes and ratifies the investment decisions.

Medical Affairs Committee

•	Identifies members’ needs in the facilitation of health services and oversees their implementation;
•
Reviews the effectiveness of the functions which form managed care affiliations with physicians and which develop medical management processes designed to improve the quality of care delivered to the Company’s members; and

•	Reviews processes which allow the Company to maintain accreditation and meet quality-based and privacy regulatory requirements.

Nominating & Corporate Governance Committee

•	Recommends to the full Board criteria for the selection and qualification of the members of the Board;
•	Evaluates and recommends for nomination by the Board candidates to be proposed for election by the stockholders at each annual meeting;
•	Seeks out possible candidates and aids in attracting highly qualified candidates to serve on the Board;
•	Recommends for Board approval, candidates to fill vacancies on the Board which occur between annual meetings;
•	Studies and reviews with management the overall effectiveness of the organization of the Board and the conduct of its business, and makes appropriate recommendations to the Board; and
•	Considers the overall relationship of the Board and management.

Organization & Compensation Committee

•	Reviews and approves compensation for the Chief Executive Officer of the Company;
•	Administers the Company’s equity compensation plans;
•	Reports to the Board regarding performance appraisals and compensation guidelines concerning the Chief Executive Officer and other executive officers;
•
Reviews and recommends to the Board additional executive compensation and employee benefit programs, including incentive-based compensation programs, non-cash compensation programs, retirement and savings plans, severance programs, and any material changes to existing programs; and

•	Reviews and approves changes required by law to be made to existing employee benefit programs.

CORPORATE GOVERNANCE

The Board’s corporate governance guidelines incorporate principles by which the Board operates. These are not a set of legally binding obligations, but guidelines within which the Board may conduct its business. They should be interpreted in the context of all applicable laws and the Company’s articles of incorporation, bylaws and other governing legal documents. The guidelines are as follows:

•	Established the Nominating & Corporate Governance Committee of the Board;
•
A majority of the Directors should come from outside the Company and independence is important in the selection of new candidates. The Board selects candidates and extends invitations to join the Board;

•
The Board of Directors meets regularly on a bi-monthly basis. Special sessions are scheduled as required. The Chairman and the President set the agenda, and directors may suggest items for inclusion. Information is made available to the Board of Directors a reasonable period of time before each meeting;

•	Only independent outside directors serve on the Company’s Audit and Organization & Compensation Committees;
•	All directors stand for election every year;
•	Directors have an annual written self-evaluation process;
•	Outside directors meet in executive session as required; and
•	Every year the Board of Directors reviews and approves a one-year operating plan for the Company.

Organization & Compensation Committee Interlocks and Insider Participation

All members of the Organization & Compensation Committee are non-employee directors and no member has any direct or indirect material interest in, or a relationship with, the Company, other than stockholdings as discussed herein and as related to his or her position as director. During 2001, no member of the Organization & Compensation Committee had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

STOCK OWNERSHIP INFORMATION

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange, reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required to furnish the Company with copies of all the forms they file.

During the year ended December 31, 2001, based upon the Company’s knowledge of stock transfers, review of copies of these reports and written representations by these persons furnished to the Company, all executive officers, directors and greater than ten percent beneficial owners of the Company’s Common Stock complied with Section 16(a) filing requirements applicable to the Company.

The Company has a program to oversee the compliance of its officers and directors in their reporting obligations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS OF COMPANY COMMON STOCK

Principal Stockholders of the Company

The following table shows certain data with respect to those persons known by the Company to be the beneficial owners of 5% or more of the outstanding Common Stock of the Company as of the Record Date.

Dreman Value Management, L.L.C. 10 Exchange Place Jersey City, NJ 07302	15,419,463 shares	9.1%(1)(2)
Wellington Management Company, LLP 75 State Street Boston, MA 02109	14,019,300 shares	8.3%(1)(3)
Scudder Kemper Investments, Inc. 345 Park Avenue New York, NY 10154	13,481,765 shares	8.0%(1)(4)
Vanguard Specialized Funds Vanguard Health Care Fund P.O. Box 2600—V37 Valley Forge, PA 19482	11,495,000 shares	6.8%(1)(5)
David A. Jones Chairman of the Board	8,692,963 shares	5.1%(1)(6)

(1)	The percentage is based on 168,866,651 shares outstanding on the Record Date.

(2)
Based upon a Form 13G/A filed with the Commission for the year ended December 31, 2001, Dreman Value Management, L.L.C. has sole power to vote 1,834,688 shares; has no shared power to vote any shares; has sole power to dispose of 15,419,463 shares; and has no shared power to dispose of any shares.

(3)
Based upon a Form 13G/A filed with the Commission for the year ended December 31, 2001, Wellington Management Company, LLP has shared power to vote 1,855,100 shares; has shared dispositive power over 14,019,300 shares; and no sole power to vote or dispose of any shares.

(4)
Based upon a Form 13G/A filed with the Commission for the year ended December 31, 2001, Scudder Kemper Investments, Inc. has sole power to vote 60,500 shares; has sole power to dispose of 65,899 shares; and has shared power to vote or dispose of 13,415,866 shares.

(5)
Based upon a Form 13G/A filed with the Commission for the year ended December 31, 2001, Vanguard Specialized Funds-Vanguard Health Care Fund has sole power to vote 11,495,000 shares; has shared power to dispose of 11,495,000 shares; and has no shared power to vote or dispose of any shares.

(6)
Based upon information available to Company as of March 20, 2002, the Record Date. Includes 20,000 shares which may be acquired through the exercise of currently exercisable options and excludes 31,385 shares held by Mr. Jones’ wife directly and by a trust for her behalf.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows stock ownership by each of the Company’s nominees for directors, each Named Executive Officer, and by the directors and executive officers as a group as of March 20, 2002, unless otherwise indicated.

	Company Common Stock Beneficially Owned as of March 20, 2002 (1) (2)	Percent of Class (3)
David A. Jones(4)	8,692,963	5.1
Charles M. Brewer	25,620
Michael E. Gellert	170,082
John R. Hall	74,970
David A. Jones, Jr.	482,095
Irwin Lerner	75,382
Michael B. McCallister	1,087,130
W. Ann Reynolds, Ph.D.	53,982
James E. Murray	536,304
Kenneth J. Fasola	502,697
Jonathan T. Lord, M.D.	200,038
James H. Bloem	91,701
All directors and executive officers as a group (19 in number, including those named above (“Group”) )	13,365,822	7.9

(1)
Beneficial ownership of Shares of Company Common Stock, for purposes of this Proxy Statement, includes Shares of Company Common Stock as to which a person has or shares voting and/or investment power. Therefore, all restricted stock for which a person has voting power and all shares in the Humana Retirement and Savings Plan (the “HRSP”) are included. See the Summary Compensation Table in the Proxy Statement for additional

information.	These footnotes describe whenever an individual shares voting and/or investment power over the Shares of Company Common Stock beneficially owned by them.

The number of Shares of Company Common Stock listed includes:

(a)
Certain Shares of Company Common Stock held for the benefit of the individuals in the HRSP as of February 1, 2002, over which the employee participant has voting power and investment power. They are as follows:

Michael B. McCallister	38,542
James E. Murray	12,967
Kenneth J. Fasola	24,341
James H. Bloem	34
Jonathan T. Lord, M.D.	38
Group	107,691

(b)
Shares of Company Common Stock which may be acquired by these individuals through the exercise of options, which are exercisable currently or within 60 days after March 20, 2002 under the Company’s 1989 Stock Option Plan for Employees, the 1989 Stock Option Plan for Non-employee Directors and the 1996 Stock Incentive Plan for Employees (collectively the “Stock Option Plans”). They are as follows:

David A. Jones	20,000
Charles M. Brewer	20,000
Michael E. Gellert	40,000
John R. Hall	55,000
David A. Jones, Jr.	255,000
Irwin Lerner	50,000
Michael B. McCallister	795,241
W. Ann Reynolds, Ph.D.	40,000
James E. Murray	350,472
Kenneth J. Fasola	306,107
Jonathan T. Lord, M.D.	100,000
James H. Bloem	16,667
Group	2,677,085

(2)	Excludes Shares of Company Common Stock held by directors’ spouses and/or family trusts for which they disclaim beneficial ownership:

David A. Jones	31,385
Michael E. Gellert	2,700
W. Ann Reynolds, Ph.D.	87

(3)	Unless indicated, less than 1% of the class.

(4)
In March 2001, Mr. Jones entered into a Forward Agreement covering 451,700 of his shares of Company Common Stock. Upon expiration, Mr. Jones, at his election, may settle the Forward Agreement in either cash or stock. Depending upon the price at expiration, he must relinquish up to 451,700 shares of Company Common Stock. This Forward Agreement expires in March 2004. In March 2002, Mr. Jones entered into Section 10b5-1 Trading Plans covering up to 80,000 shares of Humana Common Stock per month for a one-year period. Mr. Jones’ ownership excludes Shares of Company Common Stock owned by the adult children of Mr. Jones over which Mr. Jones has no voting or investment power.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION OF THE COMPANY

The following Summary Compensation Table shows the compensation earned for the time period served as an executive officer during the past three years by: (1) the President and Chief Executive Officer; and (2) each of the four other highest compensated executive officers of the Company serving at December 31, 2001, (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long Term Compensation
						Value of Restricted Stock at Date of Grant(2) $	Number of Securities Underlying Options #
					Restricted Stock Awards(2) #
Name and Principal Position				Other Annual Compensation(1) $				All Other Compensation(1) $
	Year	Salary $	Bonus $
Michael B. McCallister	2001	655,890	819,863	44,176	—	—	—	102,677
President & Chief	2000	624,590	390,369	46,793	225,000	1,589,063	500,000	76,189
Executive O fficer	1999	350,000	250,000	75,247	—	—	130,000	97,573

James E. Murray	2001	470,000	470,000	29,265	—	—	—	87,934
Chief Operating	2000	469,590	235,000	31,504	150,000	1,059,375	—	58,932
Officer—Service	1999	320,000	175,000	18,996	—	—	130,000	78,579
Operations

Kenneth J. Fasola	2001	470,000	470,000	41,396	—	—	—	36,000
Chief Operating	2000	470,000	235,000	28,615	150,000	1,059,375	—	116,638
Officer—Market	1999	432,578	235,000	27,884	—	—	130,000	73,991
Operations

Jonthan T. Lord, M.D.	2001	425,000	361,250	20,011	—	—	—	—
Sr. Vice President	2000	291,462	180,625	60,731	100,000	706,250	150,000	4,615
& Chief Clinical	1999	—	—	—	—	—	—	—
Strategy and
Innovation Officer

James H. Bloem	2001	332,370	249,277	51,369	75,000	852,500	75,000	—
Sr. Vice President	2000	—	—	—	—	—	—	—
& Chief Financial	1999	—	—	—	—	—	—	—
Officer
(elected February 2001)

(1)
The amounts listed under Other Annual Compensation include Company provided transportation, executive insurance, relocation expenses, and miscellaneous items, which are listed in the table below. The amounts listed under All Other Compensation represent amounts contributed or accrued to the HRSP and contributions and earnings related to the Supplemental Executive Retirement Plan and Thrift Excess Plan (collectively “Long Term Benefit Plans”). The breakdown is listed in the table below.

	Other Annual Compensation				All Other Compensation Long Term Benefit Plan
	Year	Transportation $	Exec. Ins. $	Relocation/Misc. $	Contributions $	Earnings/(Losses) $
Michael B. McCallister	2001	40,279	2,198	1,699	112,802	(10,125)
	2000	44,693	2,100	—	65,672	10,517
	1999	14,196	1,176	59,875	89,430	8,143

James E. Murray	2001	25,987	1,579	1,699	75,489	12,445
	2000	29,925	1,579	—	49,172	9,760
	1999	17,921	1,075	—	72,637	5,942

Kenneth J. Fasola	2001	38,118	1,579	1,699	75,489	(39,489)
	2000	27,036	1,579	—	49,807	66,831
	1999	26,437	1,447	—	91,633	(17,642)

Jonathan T. Lord, M.D.	2001	17,612	1,428	971	—	—
	2000	6,865	952	52,914	4,615	—
	1999	—	—	—	—	—

James H. Bloem	2001	9,289	1,116	40,964	—	—
	2000	—	—	—	—	—
	1999	—	—	—	—	—

(2)
The Value of the Restricted Stock at Date of Grant is calculated based on the average of the high and low trading prices of the Company Common Stock (“fair market value”) on the date of grant, less amounts paid by the recipient. The aggregate number of shares and the value at December 31, 2001 of all restricted shares (including the 1998 awards listed below) held by the Named Executive Officers are as follows:

Michael B. McCallister	237,000 shares–	$2,824,225
James E. Murray	165,000 shares–	$1,965,125
Kenneth J. Fasola	165,000 shares–	$1,965,125
Jonathon T. Lord, M.D.	100,000 shares–	$1,192,500
James H. Bloem	75,000 shares–	$ 894,375

These amounts are based on the fair market value of the Company Common Stock of $11.9250 as of December 31, 2001. The 2000 restricted stock awards for Messrs. McCallister, Murray, Fasola, Dr. Lord and the 2001 restricted stock awards for Mr. Bloem contain a non-compete provision. The 2000 restricted stock awards will vest on August 7, 2003 if each is still employed by the Company on such date. Mr. Bloem’s 2001 restricted stock awards will vest three years from the date of grants (February 1, 2001 and July 12, 2001) if he remains with the Company until then. The 1998 restricted stock awards vested in February 2002, based on achievement of the Company’s 2001 management incentive plan goal as follows:

Michael B. McCallister	12,000 shares
James E. Murray	15,000 shares
Kenneth J. Fasola	15,000 shares

The Company does not pay any dividends, but holders of restricted stock would be entitled to dividends, if paid.

2001 STOCK OPTION GRANTS

The following table provides information on stock options granted to the Named Executive Officers during the year ended December 31, 2001.

	Date of Award	Number of Securities Underlying Options Granted (1) #	% of Total Options Granted To Employees In 2001%	Exercise Price Per Share (2) $	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (3) 5% 10%
						$	$
Michael B. McCallister	—	—	—	—	—	—	—
James E. Murray	—	—	—	—	—	—	—
Kenneth J. Fasola	—	—	—	—	—	—	—
Jonathan T. Lord, M.D.	—	—	—	—	—	—	—
James H. Bloem	2/01/2001	50,000	7.7	12.20	2/01/2011	383,626	972,183
	7/12/2001	25,000	3.9	9.70	7/12/2011	152,507	386,483

(1)
Mr. Bloem’s February 2001 options were granted to him upon his election as Senior Vice President and Chief Financial Officer. His July 2001 options were granted upon recognition of his contributions to the Company. All of Mr. Bloem’s options become exercisable in equal annual one-third installments from date of grant. In the event of a Change in Control of the Company, all outstanding stock options become fully vested and immediately exercisable in their entirety. In addition, during the 60-day period following the Change in Control, any stock option (or portion thereof) may generally be surrendered for cancellation for a payment of the difference between the fair market value and option price as more fully described in the 1996 Plan.

(2)
The exercise price per share for the options is equal to the fair market value of the Common Stock on the date of grant. The exercise price may be paid in cash or, at the discretion of the Organization & Compensation Committee, in Shares of Company Common Stock valued at the fair market value on the date immediately preceding the date of exercise, or any combination thereof.

(3)
The dollar amounts in this table represent the potential realizable value of the stock options granted, assuming that the market price of the Shares of Company Common Stock appreciate in value from the date of grant to the end of the option term at annualized rates of 5% and 10%. Therefore, these amounts are not the actual value of the options granted and are not intended to forecast possible future appreciation, if any, of Company Common Stock prices. No assurances can be given that the stock price will appreciate at these rates or experience any appreciation at all. The fair market value of the Company’s Common Stock was $11.9250 on December 31, 2001.

2001 OPTION EXERCISES AND YEAR-END VALUES

The following table provides information on the value of stock options exercised during the year-ended December 31, 2001 and the year-end values of unexercised options for the Named Executive Officers.

			Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised “In-the-Money” Options at Year End (1)
	Shares Acquired On Exercise #	Value Realized $	Exercisable #	Unexercisable #	Exercisable $	Unexercisable $
Michael B. McCallister	3,000	10,396	618,574	384,286	1,803,846	1,821,437
James E. Murray	5,000	16,651	340,472	43,333	967,394	148,539
Kenneth J. Fasola	—	—	296,107	43,333	297,081	148,539
Jonathan T. Lord, M.D.	—	—	50,000	100,000	265,000	530,000
James H. Bloem	—	—	—	75,000	—	55,625

(1)
The Value of Unexercised “In-the-Money” Options is based on the difference between the December 31, 2001 fair market value of the Company’s Common Stock of $11.9250 as reported on the New York Stock Exchange Composite Tape, and the exercise price of the options. If the December 31, 2001 price of $11.9250 is less than the per share exercise price, no amounts are shown.

OFFICERS’ TARGET RETIREMENT PLAN

The Company has in effect the OTRP, which is a non-qualified, unfunded plan providing supplemental retirement benefits to each elected Company officer, including the Named Executive Officers, and other designated key employees.

The following table illustrates the estimated maximum annual benefit which would be payable at age 65 to a participant, at various average compensation levels for specified years of credited service, under the OTRP:

Estimated OTRP Maximum Annual Benefit at Age 65
For Years of Credited Service Shown (1)(2)

Average Rate of Compensation	10 Years	15 Years	20 Years	25 Years	30 Years
$ 100,000	$ 16,700	$ 25,050	$ 33,400	$ 41,750	$ 50,000
200,000	33,400	50,100	66,800	83,500	100,000
300,000	50,100	75,150	100,200	125,250	150,000
400,000	66,800	100,200	133,600	167,000	200,000
500,000	83,500	125,250	167,000	208,750	250,000
600,000	100,200	150,300	200,400	250,500	300,000
700,000	116,900	175,350	233,800	292,250	350,000
1,000,000	167,000	250,500	334,000	417,500	500,000
1,500,000	250,500	375,750	501,000	626,250	750,000
2,000,000	334,000	501,000	668,000	835,000	1,000,000

(1)
These estimates are based on the assumption that (a) the OTRP will be continued under its present terms; (b) the participant will continue with the Company until, and retire at, age 65; and (c) the participant elects to receive an annual distribution instead of a lump sum payment.

(2)
The amounts shown are the total targeted retirement benefit and are reduced with respect to benefits received under the Retirement Account in the HRSP, the Supplemental Executive Retirement Plan and Social Security benefits.

The maximum years of service credited under the OTRP are 30 years, unless otherwise changed by the Board of Directors. As of January 1, 2002, the years of service for each of the Named Executive Officers are as follows: Michael B. McCallister—28; James E. Murray—12; Kenneth J. Fasola—12; Jonathan T. Lord, M.D.—2 and James H. Bloem—0.90.

AGREEMENTS WITH DIRECTORS AND OFFICERS

In September 2000, the Company entered into an agreement with Mr. McCallister (the “McCallister Agreement”) pursuant to which he: (1) serves as President and Chief Executive Officer of the Company at an annual base salary in an amount not less than $650,000; (2) participates in an incentive plan providing for a target incentive compensation amount of not less than 125% of his base salary; and (3) is eligible for participation in all benefit plans and programs made available by the Company for its executive employees.

In the event of termination of employment without Good Cause (as defined in the McCallister Agreement), or with Good Cause under certain circumstances as set out in the McCallister Agreement, or pursuant to disability or death, the Company will pay to him or his estate a prorated bonus calculated on the basis of 100% of base salary, plus a severance amount equal to his annual base salary plus bonus calculated at 100% of his base salary. He is also entitled to continue his coverage under the Company’s life, health and disability plans for a 12-month period upon the same terms and costs for other employees of the Company. Additionally, all of his stock options shall become fully vested and shall be exercisable for a two-year period following his termination.

In the event of termination of employment with Good Cause, Mr. McCallister would receive an amount equal to his then current base salary earned but not yet paid and shall have a period of 90 days to exercise any vested options. Mr. McCallister would forfeit any unvested options or restricted shares.

In the event of termination of employment because Mr. McCallister gives notice of termination of the McCallister Agreement, or because Mr. McCallister voluntarily terminates his employment during the Employment Period, then the Company shall pay to him an amount equal to his then current base salary. Any bonus payable shall be prorated. He shall have two years to exercise any vested options. He is also entitled to continue his coverage for a 12-month period under the Company’s life, health and disability plans upon the same terms and costs for other similarly situated employees of the Company.

In the event of termination of employment following a Change in Control, as defined in the McCallister Agreement, then Mr. McCallister shall receive: (1) his full base salary earned but not yet paid through the termination date at the greater of the rate in effect at the time of the Change in Control or the Termination Date (Higher Annual Base Salary), plus a prorated bonus calculated at 125% of his Higher Annual Base Salary; (2) an amount equal to two and one-half times the sum of the Higher Annual Base Salary plus the maximum target incentive compensation which could have been earned; (3) continued coverage for a two-year period, at the Company’s expense, under all life, health, dental, accidental death and dismemberment and disability insurance; and (4) a gross up amount for any payments that constitute an excess parachute payment.

The McCallister Agreement also contains provisions not to compete or solicit for a 12-month period following termination.

In March 1999, the Company entered into an agreement with Mr. Fasola pursuant to which he: (1) serves as a senior officer of the Company at an annual base salary in an amount not less than $470,000; (2) participates in an incentive plan providing for a target incentive compensation amount of not less than 75% of his base salary; and (3) is eligible for participation in all benefit plans and programs made available by the Company for its executive employees (the “Fasola Agreement”).

In the event of termination of employment without Good Cause (as defined in the Fasola Agreement), or pursuant to disability or death, the Company will pay to him or his estate a prorated bonus calculated on the basis of 100% of base salary, plus a severance amount equal to his annual base salary. He is also entitled to continue his coverage under the Company’s life, health and disability plans for a 12-month period upon the same terms and costs for other employees of the Company. Additionally, all stock options shall become fully vested and shall be exercisable for a two-year period following his termination.

In the event of termination of employment with Good Cause, Mr. Fasola would receive an amount equal to his then current base salary earned but not yet paid and shall have a period of 90 days to exercise any vested options. Mr. Fasola would forfeit any unvested options or restricted shares.

In the event of termination of employment because Mr. Fasola gives notice of termination of the Fasola Agreement, because Mr. Fasola voluntarily terminates his employment during the Employment Period, or with Good Cause under certain circumstances as set out in the Fasola Agreement, the Company shall pay to him an amount equal to his base salary. Any bonus payable shall be prorated. He is also entitled to continue his coverage for a 12-month period under the Company’s life, health and disability plans upon the same terms and costs for other similarly situated employees of the Company.

In the event of termination of employment following a Change in Control, as defined in the Fasola Agreement, Mr. Fasola shall receive: (1) his full base salary earned but not yet paid through the termination date at the greater of the rate in effect at the time of the Change in Control or the Termination Date (Higher Annual Base Salary), plus any incentive compensation which has been earned; (2) an amount equal to one and one-half times the sum of the Higher Annual Base Salary plus the maximum target incentive compensation which could have been earned; and (3) continued coverage for a two-year period, at the Company’s expense, under all life, health, dental, accidental death and dismemberment and disability insurance.

The Fasola Agreement also contains a covenant not to compete for a 12-month period following termination.

In December 1999, the Company entered into an agreement with Mr. Jones (the “Jones Agreement”) formalizing the payments he receives as Chairman of the Board. See “Director Compensation” for a description of the terms of the Jones Agreement.

All officers elected by the Board of Directors, including the Named Executive Officers, generally receive health benefits upon termination for themselves and their eligible dependents at a predetermined rate until the earlier of attainment of age 65 or obtaining other coverage.

The Company has entered into agreements with all other officers, including Mr. Murray, Dr. Lord, and Mr. Bloem and key management employees, which for a two-year period following a Change in Control provide certain benefits upon termination. Such termination shall be involuntary or shall be due to a resignation as a result of a change in responsibilities or compensation. Under these agreements, these individuals would be entitled to receive severance pay which generally is determined by multiplying the sum of each individual’s annual base salary, and the maximum incentive compensation payable to the individual, by a multiple ranging from one to one and one-half.

In addition, in the event of a Change in Control of the Company, benefits are payable under the Company’s Stock Option and Restricted Stock Plans, and health, life and disability insurance coverage are available.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

In 1994, the Company entered into an agreement with JAPC, Inc. (“JAPC”), which is owned by David A. Jones. The Company provides hangar space, pilot services and maintenance for an airplane owned by JAPC, and the Company may also use the JAPC pilots to fly Company aircraft. The rate paid for the hangar space is at least as favorable to the Company as market rates for comparable space. The Company is fully reimbursed for the cost of airplane maintenance. Either party upon 30 days’ written notice generally may terminate the agreement. For the year ended December 31, 2001, the Company was reimbursed $54,875 by JAPC.

Effective January 1998, the Company entered into an Aircraft Interchange Agreement with JAPC. Under the terms of the Agreement, the Company leases its aircraft to JAPC and JAPC leases its aircraft to the Company. The lessee exchanges with the lessor equal time on the lessee’s aircraft. The Company and JAPC each bill the other for any flights that occurred in the preceding month. Any difference in number of hours is carried over to succeeding months and is offset against flight hours on aircraft of the other party. Either party upon 60 days’ written notice generally may terminate the agreement. For the year ended December 31, 2001 the Company used JAPC’s aircraft 40.3 hours and JAPC used the Company’s aircraft 37.5 hours.

In 1995, the Company completed a commitment to invest $1 million in the African-American Venture Capital Fund, LLC, a Kentucky Limited Liability Company (“Fund”). In 2000 the Company invested an additional $250,000 in the Fund. In 2002, the Company intends to invest an additional $175,000 in the Fund. These investments make the Company a greater than 10% stockholder of the Fund. David A. Jones has a similar investment in the Fund and is also a greater than 10% stockholder of the Fund. David A. Jones, Jr. is a director of the Fund. The Fund was established to provide capital and management resources to enhance the growth and development of businesses owned by African-Americans living in the metropolitan Louisville, Kentucky area.

During 2001, a subsidiary of the Company (“Subsidiary”) renewed a one year contract with Main Street Realty, Inc. (“Main Street”) of which Mr. Jones is Chairman, Director and sole owner, to provide health insurance benefits to employees of Main Street. The terms of the contract, including the premiums charged and benefits provided, are comparable to those extended to other non-affiliated customers of Subsidiary in the area. During 2001, Subsidiary received payments from Main Street of approximately $78,961.

AUDIT COMMITTEE REPORT

The Audit Committee, or the “Committee”, of the Company is currently comprised of four directors. All members are independent and financially literate as defined in the New York Stock Exchange listing standards. The Board of Directors has adopted a written charter for the Committee that was included as Appendix A to the Proxy Statement filed for the meeting held May 17, 2001.

The Committee reviews Humana’s financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2001 with Humana’s management and its independent auditors, PricewaterhouseCoopers LLP (“PwC”). Management is responsible for the financial statements and the reporting process, including the system of internal controls. PwC is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. Management has represented to PwC and the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with PwC, the auditors’ independence from Humana and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In this regard, the Committee also reviewed the fees paid by Humana to PwC for the year ended December 31, 2001. During that year, Humana paid PwC a total of $2,465,900, consisting of $882,800 for Audit Fees and $1,583,100 for All Other Fees. Fees included in “All Other Fees” total $1,138,000 for the audits of Humana’s statutory subsidiaries as required by State Departments of Insurance, mandated regulatory and compliance reviews, and tax services. No amounts were paid for Financial Systems Design and Implementation.

The Committee discussed with Humana’s internal auditors and with PwC the overall scope and plans for their respective audits. The Committee is provided the opportunity to meet with the internal auditors and with PwC with and without management present to discuss the results.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Humana Annual Report on Form 10-K for the year ended December 31, 2001. Copies of the audited financial statements are also included in this Proxy Statement under the caption “Appendix A”—Supplemental Information.

All members of the Audit Committee of Humana whose members are as follows submit the foregoing report:

AUDIT COMMITTEE

Michael E. Gellert, Chairman
Charles M. Brewer
John R. Hall
Irwin Lerner

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors, in accordance with the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP as independent accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2002. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

ORGANIZATION & COMPENSATION COMMITTEE REPORT

Executive Officer Compensation Policy

The Organization & Compensation Committee (the “Committee”) administers the Company’s executive officer compensation program, the key components of which are base salary, incentive compensation and equity compensation (stock option and restricted stock awards). Each member of the Committee is an independent non-employee director who has never been an employee of the Company.

The executive officer compensation program rewards executive officers for short and long-term performance. In addition to base salary, executive officers are compensated on a performance-oriented basis through the use of incentive compensation linking both short and long-term results. One component, the annual incentive bonus, permits team and individual performance to be recognized on an annual basis and is based, in part, on an evaluation of the contribution made by the officer to Company performance. Equity compensation awards are included in the compensation program to reward executive officers for longer-term strategic actions that increase Company value and thus stockholder value. This use of equity compensation directly relates a significant portion of each executive officer’s long-term remuneration to the Company’s stock price, and thus aligns the executive’s compensation with the interests of the Company’s other stockholders. The granting of stock options, as well as the more limited use of restricted stock, is used to: (1) recognize promotions of executives into positions of significant responsibilities; (2) recognize significant accomplishments of executives, particularly as the accomplishments impact growth, profits and/or competitive positioning; and (3) as an additional incentive to attract and retain high level executive talent. The Committee uses outside consultants to assist it in evaluating the various components of executive officer compensation.

The executive officer compensation program is designed to allow the Company to be competitive in the marketplace in attracting, motivating and retaining key executive officers. The marketplace is defined as both publicly traded companies approximating the Company’s revenue and employee size, and specific companies in the health care industry. Although data from specific competitors in the managed care industry is used in the compensation analysis, the Company uses a health care index in its Stock Performance graph instead of a specific peer group. The Committee believes this definition of the marketplace provides a good benchmark for analyzing the competitiveness of the Company’s executive compensation program. The Committee considers the overall compensation package when setting any one component of compensation.

Base Compensation

Base compensation for executive officers is determined by an assessment of overall company performance, executive officer performance, changes in executive officer responsibilities and relevant industry survey findings. While many aspects of performance can be measured in financial terms, the Committee also evaluates senior management in areas of performance that are more subjective. These areas include the development and execution of strategic plans, the exercise of leadership in the development of management and other associates, innovation and improvement in the Company’s products and processes, as well as the executive’s involvement in industry groups and in the communities that the Company serves. The Company’s policy is to target executive base salaries to be at the 50th percentile of the marketplace as defined above. Individual salaries are generally established in alignment with this target to ensure the attraction, development and retention of superior talent and in relation to individual executive performance.

Incentive Compensation

The Company’s incentive compensation plans are designed to reward officers and other designated key associates for the attainment of financial goals and other performance objectives approved annually by the Committee. Incentive compensation objectives are constructed to encourage responsible and profitable growth while taking into account non-routine factors that may be integral to the success of the Company. During 2001, the Company had four incentive compensation plans that covered its executive officers. Since his election to President and Chief Executive Officer in February 2000, Mr. McCallister has participated in the Humana Inc. Executive Management Incentive Compensation Plan—Group A providing for an award based solely on the attainment of pre-established Company consolidated net income objectives, with a maximum potential payment of 125% of base pay.

All other executive officers, including Messrs. Murray and Fasola, Dr. Lord and Mr. Bloem were included in other management incentive plans (“MIPs”) which based awards on the attainment of certain earnings and growth goals for 2001 with a potential target payment ranging from 75% to 100% of base pay. The 2001 earnings goals under the MIPs for the Named Executive Officers were met and the Named Executive Officers received payment pursuant to the previously approved plans.

Equity Compensation

The Company uses stock options and, in limited instances, restricted stock awards to reward executive officers and other key associates for long-term performance and as a method to attract, motivate, and retain key employees. The use of equity based compensation provides a vital, long-term link between the results achieved for the Company’s stockholders and the rewards provided to executive officers and other associates.

All stock options are granted at the fair market value of the Company’s stock on the date of grant. The Committee, through review of, among other things, stock programs at comparable companies, determines the aggregate amounts, terms and timing of stock option and restricted stock awards with, from time to time, the assistance of outside consultants. The number of shares covered by each award reflects the executive’s level of responsibility along with past and anticipated future contributions to the Company.

In 1998, the Company awarded performance-based, restricted stock to 86 employees, including the Named Executive Officers, other than Dr. Lord and Mr. Bloem. This award vested in 2002, based upon the achievement by the Company of its performance objectives in 2001.

In 2001, the Committee granted options totaling approximately 0.55% of the Company’s outstanding Common Stock to its associates. During 2001, stock options generally were only granted to new hires and for promotions. As an inducement to Mr. Bloem to join the Company, he was granted options for 50,000 shares and was awarded 50,000 shares of Restricted Stock which will vest three years from the date of grant. In July, Mr. Bloem was granted an option for 25,000 shares and was awarded 25,000 shares of Restricted Stock that will vest three years from the date of grant. The second awards were granted to Mr. Bloem in recognition of his contribution in implementing Company initiatives in the financial operations area. No other Named Executive Officer received a stock option grant in 2001.

See “Summary Compensation Table,” and “2001 Stock Option Grants” for additional information on the management incentive plan payments and the equity awards.

Chief Executive Officer Compensation

In November 2001, Mr. McCallister received an increase in his base salary of Fifty Thousand Dollars ($50,000) bringing his base salary to Seven Hundred Thousand Dollars ($700,000) in recognition of his achievements and the progress in the Company’s operational initiatives. The Company has previously entered into an Employment Agreement with Mr. McCallister that is more fully described in this Proxy Statement under “Executive Compensation of the Company—Certain Agreements.”

Executive Compensation Tax Deductibility

The Omnibus Budget Reconciliation Act of 1993 amended the Code to generally provide that compensation paid by publicly-held corporations to the chief executive officer and the four most highly paid executive officers in excess of $1 million per year per executive will be deductible by the Company only if paid pursuant to qualifying performance-based compensation plans approved by stockholders of the Company. Compensation as defined by the Code includes, among other things, base salary, incentive compensation and gains on stock options and restricted stock. It is the Committee’s policy to maximize the effectiveness of the Company’s executive compensation plans. In that regard, the Committee intends to maintain flexibility to take actions which it deems to be in the best interest of the Company and its stockholders. Such actions may not always qualify for tax deductibility under the Code. The Company believes it has taken the necessary steps to qualify the Company’s performance-based compensation plans for tax deductibility. The Company also believes that all executive compensation paid for 2001 will be deductible for federal income tax purposes.

All members of the Organization & Compensation Committee of the Company whose members are as follows submit the foregoing report:

ORGANIZATION & COMPENSATION COMMITTEE

Irwin Lerner, Chairman
Charles M. Brewer
Michael E. Gellert
John R. Hall

The foregoing reports of the Audit Committee and the Organization & Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, and shall not otherwise be deemed filed under such Acts except to the extent that the Company specifically incorporates this information by reference.

COMPANY STOCK PERFORMANCE

The following graph compares the performance of the Company’s Common Stock to the Standard & Poor’s Composite 500 Stock Index (“S&P 500”) and the Morgan Stanley Healthcare Payor Index for the 60 months ended December 31, 2001. The graph assumes an investment of $100 in each of the Company’s Common Stock, the Standard & Poor’s Composite 500 Stock Index, and the Morgan Stanley Healthcare Payor Index on December 31, 1996, and also assumes reinvestment of all dividends.

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
Humana Inc.	$100	$109	$94	$43	$80	$62
S&P 500	$100	$131	$166	$198	$178	$155
Morgan Stanley Healthcare Payor Index	$100	$104	$110	$98	$213	$194

ADDITIONAL INFORMATION

The audited financial statements of the Company for the year ended December 31, 2001, Management’s Discussion and Analysis of Financial Condition and Results of Operations and certain other information are included as supplemental information to this Proxy Statement.

The Company will provide a copy of our Annual Report on Form 10-K for the year ended December 31, 2001, excluding certain of its exhibits, without charge to anyone who makes a written request to Humana Inc., Investor Relations Department, 500 West Main Street, Louisville, KY 40202. The Company’s Annual Report on Form 10-K and various other filings may also be accessed via the Investor Relations page on the Company’s web site at www.humana.com.

By	Order of the Board of Directors,

Jo	an O. Lenahan, Secretary

APPENDIX A

HUMANA INC.

SUPPLEMENTAL INFORMATION
TO PROXY STATEMENT FOR MAY 16, 2002 ANNUAL MEETING

Humana Inc.

SELECTED FINANCIAL DATA

	2001	2000	1999 (a)	1998 (b)	1997 (c)
	(in thousands, except per share results, membership and ratios)
Summary of Operations
Revenues:
Premiums	$9,938,961	$10,394,631	$9,958,582	$9,597,749	$7,880,314
Administrative services fees	137,090	86,298	97,940	84,546	68,868
Investment and other income	118,835	115,021	155,013	183,885	155,715

Total revenues	10,194,886	10,595,950	10,211,535	9,866,180	8,104,897

Operating expenses:
Medical	8,279,844	8,781,998	8,533,090	8,040,951	6,521,866
Selling, general and administrative	1,545,129	1,524,799	1,466,181	1,413,329	1,185,610
Depreciation and amortization	161,531	146,548	123,858	127,662	107,675
Asset impairments and other charges	—	—	459,852	34,183	—

Total operating expenses	9,986,504	10,453,345	10,582,981	9,616,125	7,815,151

Income (loss) from operations	208,382	142,605	(371,446)	250,055	289,746
Interest expense	25,302	28,615	33,393	46,972	19,617

Income (loss) before income taxes	183,080	113,990	(404,839)	203,083	270,129
Provision (benefit) for income taxes	65,909	23,938	(22,419)	74,126	96,657

Net income (loss)	$117,171	$90,052	$(382,420)	$128,957	$173,472

Basic earnings (loss) per common share	$0.71	$0.54	$(2.28)	$0.77	$1.06

Diluted earnings (loss) per common share	$0.70	$0.54	$(2.28)	$0.77	$1.05

Financial Position
Cash and investments	$2,321,336	$2,306,148	$2,778,546	$2,843,423	$2,828,264
Total assets	4,403,638	4,306,978	4,899,845	5,495,605	5,600,444
Medical and other expenses payable	1,086,386	1,181,027	1,756,227	1,908,175	2,074,934
Debt	578,489	599,952	686,213	822,977	889,195
Stockholders’ equity	1,507,949	1,360,421	1,268,009	1,688,363	1,501,315

Operating Data
Medical expense ratio	83.3%	84.5%	85.7%	83.8%	82.8%
SG&A expense ratio	15.3%	14.5%	14.6%	14.6%	14.9%

Medical Membership by Segment
Commercial:
Fully insured	2,301,300	2,545,800	3,083,600	3,261,500	3,258,600
Administrative services only	592,500	612,800	648,000	646,200	651,200
Medicare supplement	—	—	44,500	56,600	68,800

Total Commercial	2,893,800	3,158,600	3,776,100	3,964,300	3,978,600

Government:
Medicare+Choice	393,900	494,200	488,500	502,000	480,800
Medicaid	490,800	575,600	616,600	643,800	635,200
TRICARE	1,714,600	1,070,300	1,058,000	1,085,700	1,112,200
TRICARE ASO	942,700	—	—	—	—

Total Government	3,542,000	2,140,100	2,163,100	2,231,500	2,228,200

Total Medical Membership	6,435,800	5,298,700	5,939,200	6,195,800	6,206,800

Commercial Specialty Membership
Dental	1,690,700	1,665,900	1,628,200	1,375,500	936,400
Other	571,300	678,900	1,333,100	1,257,800	1,504,200

Total specialty membership	2,262,000	2,344,800	2,961,300	2,633,300	2,440,600

(a)
Includes charges of $584.8 million pretax ($499.3 million after tax, or $2.97 per diluted share) primarily related to goodwill impairment, losses on non core asset sales, professional liability reserve strengthening, premium deficiency and medical reserve strengthening.

(b)
Includes charges of $132.4 million pretax ($84.1 million after tax, or $0.50 per diluted share) primarily related to the costs of certain market exits and product discontinuances, asset impairments, premium deficiency and a one-time non-officer employee incentive.

(c)
Includes the operations of the following entities since the dates we acquired them: Health Direct, Inc., February 28, 1997; Physician Corporation of America, September 8, 1997; and ChoiceCare Corporation, October 17, 1997.

Humana Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The consolidated financial statements of Humana Inc. in this document present the Company’s financial position, results of operations and cash flows, and should be read in conjunction with the following discussion and analysis. References to “we,” “us,” “our,” “Company,” and “Humana” mean Humana Inc. and its subsidiaries. This discussion includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this filing and in future filings with the Securities and Exchange Commission, in our press releases, investor presentations, and in oral statements made by or with the approval of one of our executive officers, the words or phrases like “expects,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including, among other things, information set forth in the “Cautionary Statements” section of this document. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur. There may also be other risks that we are unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Introduction

Headquartered in Louisville, Kentucky, Humana Inc. is one of the nation’s largest publicly traded health benefits companies, based on our 2001 revenues of $10.2 billion. We offer coordinated health insurance coverage and related services through a variety of traditional and Internet-based plans for employer groups, and government-sponsored programs. As of December 31, 2001, we had approximately 6.4 million members in our medical insurance programs, as well as approximately 2.3 million members in our specialty products programs. We have approximately 400,000 contracts with physicians, hospitals, dentists and other providers to provide health care to our members. In 2001, over 70% of our premiums and administrative services fees were derived from members located in Florida, Illinois, Texas, Kentucky, and Ohio.

During the first quarter of 2001, we realigned our management to better reflect our focus on the consumer. As part of this management realignment, we redefined our business into two segments, Commercial and Government. The Commercial segment consists of members enrolled in products marketed to employer groups and individuals, and includes three lines of business: fully insured medical, administrative services only, or ASO, and specialty. The Government segment consists of members enrolled in government-sponsored plans, and includes three lines of business: Medicare+Choice, Medicaid, and TRICARE. Results of each segment are measured by income before income taxes. We allocate all selling, general and administrative expenses, investment and other income, and interest expense, but not assets, to our segments. Members served by our two segments generally utilize the same medical provider networks, enabling us to obtain more favorable contract terms with providers. Our segments also share overhead costs and assets. As a result, the profitability of each segment is interdependent.

We recently concluded a two-year process of divesting those products and markets that either lacked the prospect for long-term profitability or no longer fit our strategic focus. During 2000 and 2001, we completed transactions to divest our workers’ compensation business and our Medicaid businesses in north Florida, Milwaukee, Wisconsin, and Austin, Houston and San

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Antonio, Texas. We also exited numerous counties in our Medicare+Choice business, reinsured with third parties substantially all of our Medicare supplement business, and discontinued aspects of our product line focusing on small group commercial business in 17 states.

Our core strategy currently focuses on growth. The cornerstone of our commercial growth strategy is the offering of innovative products which are supported by technology and service excellence. During the past two years, we developed an expansive range of consumer-directed products and developed industry-leading electronic self-service capabilities. Within the Commercial segment during 2001, we experienced membership declines primarily as a result of exercising a rigorous pricing discipline in small group accounts located in geographic markets that are not considered key to our long-term growth strategy. Although we will continue to employ pricing discipline, we anticipate growth in our commercial membership during 2002 as a result of this consumer-directed approach and our commitment to provide excellent customer service.

Within our Government segment, we acquired 1.2 million eligible TRICARE members on May 31, 2001. TRICARE is the U.S. Department of Defense’s health benefits program for military dependents and retirees. Humana has been the TRICARE contractor for Regions 3 and 4 since 1996. The 1.2 million additional TRICARE members, from Regions 2 and 5, brought total Humana TRICARE membership to 2.7 million members, making us the leading national contractor for this program. Additionally, during 2001, a new government program, called TRICARE for Life, became effective allowing beneficiaries to continue in the TRICARE program even after becoming eligible for Medicare. Under the TRICARE for Life program, we provide administrative services only, for a fee, while the Department of Defense retains the risk of financing the costs of benefits. As of December 31, 2001, TRICARE ASO membership was 0.9 million of the total 2.7 million TRICARE members, including 0.6 million members in Regions 2 and 5 acquired in 2001.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements and accompanying notes, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements and accompanying notes requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. On an on-going basis, we evaluate our estimates and those critical accounting policies related primarily to revenue and medical cost recognition. These estimates are based on knowledge of current events and anticipated future events, and accordingly, actual results may ultimately differ from those estimates. We believe the following critical accounting policies, among others, affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

We generally establish one-year commercial membership contracts with employer groups, subject to cancellation by the employer group’s written notice. Our TRICARE contracts with the federal government and various state Medicaid programs are generally multi-year contracts. Our Medicare+Choice contracts with the federal government renew annually. We bill and collect

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

premium remittances from employer groups and some individual Medicare+Choice members monthly. We receive monthly premiums from the federal government and various states according to government specified reimbursement rates and various contractual terms.

Premium revenues are recognized as income in the period members are entitled to receive services, and are net of estimated uncollectible amounts and retroactive membership adjustments. Retroactive membership adjustments result from enrollment changes not yet processed, or not reported by an employer group or the government. We routinely monitor these trends, as well as prevailing and anticipated economic conditions, and any required adjustments are reflected in current operations. Premiums and operating expenses may also include adjustments attributable to our TRICARE contracts, which generally reflect variation in healthcare experience and change orders for services not originally specified in the contracts. Our TRICARE contracts are subject to adjustments resulting from negotiations with the federal government. Revenues and corresponding expenses for these adjustments generally are recognized when a settlement becomes known and the collectibility reasonably assured.

Administrative services fees are earned as services are performed. Administrative services generally include the processing of claims, offering access to our provider networks and clinical programs, and responding to customer services inquiries from members of self-funded employers. Under ASO contracts, self-funded employers and, for TRICARE ASO, the Department of Defense, retain the risk of financing the cost of health benefits.

Premiums receivable are shown net of an allowance for estimated uncollectible accounts and retroactive membership adjustments based on historical trends. Premiums received prior to the period members are entitled to receive services are recorded as unearned premium revenues.

Medical Cost Recognition

Medical costs include claim payments, capitation payments, allocations of certain centralized expenses and various other costs incurred to provide health insurance coverage to members, as well as estimates of future payments to hospitals and others for medical care provided prior to the balance sheet date. Capitation payments represent monthly contractual fees disbursed to primary care physicians and other providers who are responsible for providing medical care to members. We estimate the costs of our future medical claims and other expense payments using actuarial methods and assumptions based upon claim payment patterns, medical cost inflation, historical developments such as claim inventory levels and claim receipt patterns, and other relevant factors, and record medical claims reserves for future payments. We continually review estimates of future payments relating to medical claims costs for services incurred in the current and prior periods and make necessary adjustments to our reserves.

We reassess the profitability of our contracts for providing health insurance coverage to our members when current operating results or forecasts indicate probable future losses. We establish a premium deficiency liability in current operations to the extent that the sum of a market’s expected future medical costs, claim adjustment expenses, and maintenance costs exceeds related future premiums under contract. Anticipated investment income is not considered for purposes of computing the premium deficiency. Losses recognized as a premium

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

deficiency result in a beneficial effect in subsequent periods as operating losses under these contracts are charged to the liability previously established. At December 31, 2001, there were no premium deficiency liabilities. Because the majority of our member contracts renew annually, we do not anticipate recording a premium deficiency liability, except when unanticipated adverse events or changes in circumstances indicate otherwise.

Medical cost inflation, among other items, may significantly impact our estimate of medical costs. Medical cost inflationary trends today are substantially higher than other segments of the economy and are increasing at an accelerating rate. In the early 1990’s employer-driven migration to HMO enrollment was popular and resulted in several years of very low medical cost trends. Today, there are very few economic forces existing to mitigate increases in the utilization of hospital and physician services, prescription drugs and new medical technologies, and the inflationary trend on the cost per unit for each of these expense components. Other factors which could contribute to fluctuations in cost trends are government mandated benefits or other regulatory changes, catastrophes and epidemics.

We believe our medical and other expenses payable are adequate to cover future claims payments required. However, a relatively small variance between our estimates of medical cost trends and actual trends could have a material impact, either favorable or unfavorable, on the adequacy of our medical claims reserves and our overall financial position. For example, a 10 basis point change in the estimate of our medical and other expenses payable at December 31, 2001, which represents 38% of total liabilities, would require an adjustment of $10.9 million in a future period in which the revision in the estimate becomes known. A 100 basis point change in estimated medical expense trends would have changed annual pretax results of our Commercial segment by $43.6 million and our Government segment by $39.2 million in 2001.

Recent Transactions

Acquisitions

On May 31, 2001, we acquired the outstanding shares of common stock of a newly-formed Anthem Health Insurance Company subsidiary responsible for administering TRICARE benefits in Regions 2 and 5 for $43.5 million in cash, net of direct transaction costs.

During 2000, we acquired a Houston-based health plan, two operating shell entities for future business initiatives, and a hospital in-patient management services firm for $76.3 million in cash, net of direct transaction costs.

On June 1, 1999, we reached an agreement with FPA Medical Management, Inc., or FPA, FPA’s lenders and a federal bankruptcy court under which we acquired the operations of 50 medical centers from FPA for approximately $14.8 million in cash, net of direct transaction costs. We subsequently transferred operating responsibility for all acquired FPA medical centers under long-term provider agreements.

We accounted for each of these acquisitions under the purchase method of accounting and accordingly, our consolidated results of operations include the results of the acquired businesses from the date of acquisition. For each acquisition, we allocated the purchase price to net tangible and identifiable intangible assets based upon their fair values. Any remaining value not assigned to net tangible or identifiable intangible assets was then allocated to goodwill.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Identifiable intangible assets primarily relate to government, subscriber and provider contracts and the cost of the acquired licenses. Goodwill and identifiable intangible assets recorded in connection with the acquisitions were $44.8 million in 2001, $52.1 million in 2000, and $16.5 million in 1999. The identifiable intangible assets are being amortized over periods ranging from 2 to 20 years, with a weighted average life of 5.7 years, while goodwill is being amortized over periods ranging from 6 to 20 years, with a weighted average life of 17.0 years. Unaudited pro forma results of operations information have not been presented because the effects, individually or in the aggregate, of these acquisitions were not significant to our results of operations or financial position.

Effective January 1, 2000, we adopted a 20-year amortization period from the date of acquisition for goodwill previously amortized over 40 years. As further discussed in the “Recently Issued Accounting Pronouncements” section of this document, we ceased amortizing goodwill subject to an annual impairment test upon adopting Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

Divestitures

During 2000, we completed transactions to divest our workers’ compensation, north Florida Medicaid and Medicare supplement businesses. We estimated and recorded a $117.2 million loss in 1999 related to these divestitures. There was no change in the estimated loss during 2000. Divested assets, consisting primarily of investment securities and reinsurance recoverables, totaled $651.9 million. Divested liabilities, consisting primarily of workers’ compensation and other reserves, totaled $437.6 million. Cash proceeds were $97.1 million, net of direct transaction costs for 2000. Revenue and pretax results associated with these businesses for the years ended December 31, 2000, and 1999 were as follows:

	For the year ended December 31,
	2000	1999
	(in thousands)
Revenues	$102,939	$218,090
Pretax results	$(8,359)	$(12,889)

Recently Issued Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board, or FASB, issued Statement No. 141, Business Combinations, or Statement 141, and Statement No. 142, Goodwill and Other Intangible Assets, or Statement 142.

Statement 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. Use of the pooling-of-interest method is no longer permitted.

Statement 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed at least annually for impairment using a two-step process. The first step is a screen for potential impairment, and the second step measures the amount of impairment, if any. Impairment losses that arise from completing a transitional impairment test during 2002 are to be reported as the cumulative effect of a change in accounting principle at the beginning of the

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

year. Subsequent impairments, if any, would be classified as an operating expense. Statement 142 also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill.

At December 31, 2001, goodwill and identifiable intangible assets represented 19% of total assets and 55% of total stockholders’ equity. In 2001, amortization expense was $55.1 million for goodwill and $13.5 million for identifiable intangible assets. Effective January 1, 2002, we ceased amortizing goodwill upon adopting Statement 142. Statement 142 requires completion of the first step of the transitional impairment test by June 30, 2002. Completion of the second step, if necessary, is required as soon as possible upon completing the first step but no later than December 31, 2002. We are currently in the process of completing the transitional impairment test. This test requires fair value measurements. We expect to use a discounted cash flow analysis and other valuation methodologies which utilize many assumptions and estimates in determining an impairment loss including assumptions and estimates related to future earnings. Until we complete our analysis, no assurances can be given that we will or will not have an impairment.

In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or Statement 144. Statement 144 develops a single accounting model for long-lived assets to be disposed of by sale, and addresses significant implementation issues related to previous guidance. Statement 144 requires that long-lived assets to be disposed of by sale be measured at the lower of their carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Statement 144 also broadens the reporting of discontinued operations by potentially qualifying more disposal transactions for discontinued operations reporting. Generally, the provisions of Statement 144 are to be applied prospectively beginning on January 1, 2002.

Other

No related party transactions had a material effect on our financial position, results of operations or cash flows. Certain immaterial related party transactions are discussed herein in the Proxy Statement—see “Certain Transactions with Management and Others.”

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Comparison of Results of Operations for 2001 and 2000

The following table presents certain financial data for our two segments for the years ended December 31, 2001 and 2000:

	For the year ended December 31,
	2001	2000
	(in thousands, except ratios)
Premium revenues:
Fully insured	$4,941,888	$5,263,602
Specialty	304,714	291,315

Total Commercial	5,246,602	5,554,917

Medicare+Choice	2,909,478	3,286,351
TRICARE	1,341,557	892,375
Medicaid	441,324	660,988

Total Government	4,692,359	4,839,714

Total	$9,938,961	$10,394,631

Administrative services fees:
Commercial	$84,204	$86,298
Government	52,886	—

Total	$137,090	$86,298

Medical expense ratios:
Commercial	83.1%	83.6%
Government	83.6%	85.5%

Total	83.3%	84.5%

SG&A expense ratios:
Commercial	17.6%	17.2%
Government	12.8%	11.5%

Total	15.3%	14.5%

Income (loss) before income taxes:
Commercial	$(2,013)	$(7,954)
Government	185,093	121,944

Total	$183,080	$113,990

The following table presents our medical membership at December 31, 2001 and 2000:

	December 31,		Change
	2001	2000	Members	Percentage
Commercial segment medical members:
Fully insured	2,301,300	2,545,800	(244,500)	(9.6)%
ASO	592,500	612,800	(20,300)	(3.3)%

Total Commercial	2,893,800	3,158,600	(264,800)	(8.4)%

Government segment medical members:
Medicare+Choice	393,900	494,200	(100,300)	(20.3)%
Medicaid	490,800	575,600	(84,800)	(14.7)%
TRICARE	1,714,600	1,070,300	644,300	60.2%
TRICARE ASO	942,700	—	942,700	100.0%

Total Government	3,542,000	2,140,100	1,401,900	65.5%

Total medical membership	6,435,800	5,298,700	1,137,100	21.5%

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Overview

Net income was $117.2 million, or $0.70 per diluted share in 2001, compared to net income of $90.1 million, or $0.54 per diluted share in 2000. This increase in earnings occurred despite an increase in our effective income tax rate from 21% in 2000 to 36% in 2001. The earnings increase resulted primarily from significant Medicare+Choice benefit reductions, improvements in determining appropriate premiums for our fully insured commercial medical membership (a process we refer to as pricing discipline) and divestitures of those products and markets that either lacked the prospect for long-term profitability or no longer fit our strategic focus.

Premium Revenues and Medical Membership

Premium revenues decreased 4.4% to $9.9 billion for 2001, compared to $10.4 billion for 2000. This decrease was due to medical membership reductions from exiting numerous markets and products, partially offset by higher premium revenues from our TRICARE acquisition on May 31, 2001, and premium yields in our commercial and Medicare+Choice products. Premium yield represents the percentage increase in the average premium per member over the comparable period in the prior year. Items impacting premium yield include changes in premium rates, changes in government reimbursement rates, changes in the geographic mix of membership, and changes in the mix of benefit plans selected by our membership.

Commercial segment premium revenues decreased 5.6% to $5.2 billion for 2001, compared to $5.6 billion for 2000. This decrease was due to membership reductions partially offset by premium yields on our fully insured commercial business. Our fully insured commercial medical membership decreased 9.6% or 244,500 members, to 2,301,300 at December 31, 2001 compared to 2,545,800 at December 31, 2000, as we continued to focus on opportunities that satisfy our pricing criteria, and exit non-core businesses.

Government segment premium revenues decreased 3.0% to $4.7 billion for 2001, compared to $4.8 billion for 2000. This decrease was primarily attributable to reductions in our Medicare+Choice and Medicaid membership partially offset by higher Medicare+Choice premium yield in 2001, and higher premium revenues from our TRICARE acquisition on May 31, 2001. Medicare+Choice membership was 393,900 at December 31, 2001 compared to 494,200 at December 31, 2000, a decline of 100,300 members, or 20.3%. This decline in membership primarily was attributable to the exits from 45 Medicare counties on January 1, 2001. Medicaid membership was 490,800 at December 31, 2001 compared to 575,600 at December 31, 2000, a decline of 84,800 members. This decline resulted primarily from the divestiture of our north Florida, Milwaukee, Wisconsin, and Austin, San Antonio and Houston, Texas Medicaid businesses. For 2001, TRICARE premiums were $1.3 billion compared to $892.4 million for 2000, an increase of $449.2 million. Fully insured TRICARE membership increased by 644,300 members, or 60.2%, to 1,714,600 at December 31, 2001 compared to 1,070,300 at December 31, 2000 due to the TRICARE Regions 2 and 5 acquisition on May 31, 2001. This acquisition increased TRICARE fully insured medical members by approximately 648,000 members.

For the Commercial segment, we are expecting net growth in medical membership for 2002. However, we are anticipating that the most significant gains in Commercial membership will occur in the first quarter of 2002, since that is when most of our large group customers renew their contracts with us, and most prospective large group customers select new health

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

benefit carriers. For our Government segment, we are expecting our Medicare+Choice membership to decline to approximately 365,000 members at the end of the first quarter of 2002, due to our exit of 5 counties on January 1, 2002, where we served approximately 14,000 members as well as the attrition of some members selecting other plans in various markets as a result of new January 1, 2002 benefit designs.

Administrative Services Fees

Administrative services fees for 2001 were $137.1 million, an increase of $50.8 million from $86.3 million for 2000. This increase primarily was due to the TRICARE Regions 2 and 5 acquisition, and servicing medical and pharmacy benefits in an administrative capacity under the new TRICARE program for seniors, called TRICARE for Life.

Investment and Other Income

Investment and other income totaled $118.8 million in 2001, an increase of $3.8 million from $115.0 million in 2000. The increased investment and other income resulted from higher average invested balances partially offset by lower interest rates.

Medical Expense

Total medical expenses as a percentage of premium revenues, or medical expense ratio, for 2001 was 83.3%, decreasing 120 basis points from 84.5% for 2000. The improvement in the medical expense ratio primarily was due to significant benefit reductions in our Medicare+Choice product effective January 1, 2001, continued discipline in commercial pricing, and the exit of numerous higher cost markets and products during 2000.

The Commercial segment medical expense ratio for 2001 was 83.1%, decreasing 50 basis points from 83.6% for 2000. Our improving Commercial medical expense ratio results primarily from exercising pricing discipline in our fully insured accounts.

The Government segment medical expense ratio for 2001 was 83.6%, decreasing 190 basis points from 85.5% for 2000. This improvement primarily resulted from exiting 45 non-core counties in our Medicare+Choice business with higher medical expense ratios on January 1, 2001, coupled with significant benefit design changes which also became effective on that date.

SG&A Expense

Total selling, general and administrative, or SG&A, expenses as a percentage of premium revenues and administrative services fees, or SG&A expense ratio, for 2001 was 15.3%, increasing 80 basis points from 14.5% for 2000. Similar increases occurred in the SG&A expense ratios of our Commercial and Government segments as indicated in the preceding table. These increases resulted from an increase in the mix of ASO membership, primarily from the TRICARE acquisition, and planned spending on infrastructure and technology initiatives. For 2002, we are expecting the SG&A ratio to be in the 15% to 16% range as the percentage of revenues we derive from administrative services fees increases throughout the year.

Depreciation and amortization was $161.5 million in 2001, an increase of $15.0 million, or 10.2%, from $146.5 million in 2000. This increase was the result of increased capital

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

expenditures primarily related to our technology initiatives and the TRICARE acquisition on May 31, 2001.

Interest Expense

Interest expense was $25.3 million in 2001, a decrease of $3.3 million from $28.6 million in 2000. This decline was attributable to the impact from lower interest rates that were offset by higher daily average outstanding borrowings. A greater proportion of total debt outstanding during 2001 resulted from borrowings under our credit agreement, and later in the year under the 5-year senior notes issued in August 2001. These borrowings have longer maturities than borrowings under our commercial paper program, resulting in higher daily average outstanding borrowings in 2001 compared to 2000. As a result of this changing debt mix, daily cash in excess of our funding requirements was invested, causing higher average invested balances described above.

Income Taxes

Our effective tax rate in 2001 was approximately 36% compared to a 21% effective tax rate in 2000. The lower effective tax rate in 2000 was the result of recognizing the benefit of capital loss carryforwards resulting from the sale of our workers’ compensation business.

Comparison of Results of Operations for 2000 and 1999

In order to enhance comparability as well as to provide a baseline against which historical and prospective periods can be measured, the following discussion comparing results for the year ended December 31, 2000 and 1999, excludes the 1999 charges described below, but does include in our 1999 financial results, the beneficial effect from losses charged to premium deficiency liabilities. There were no adjustments to the results for 2000.

1999 Asset Impairments and Operational Charges

The following table presents the components of the asset impairments and operational charges and their respective classifications in the 1999 Consolidated Statement of Operations:

	Medical	Selling, General and Administrative	Asset Impairments and Other	Total
	(in thousands)
Premium deficiency	$50,000	$—	$—	$50,000
Reserve strengthening	35,000	—	—	35,000
Provider costs	5,000	—	—	5,000
Long-lived asset impairment	—	—	342,607	342,607
Losses on non-core asset sales	—	—	117,245	117,245
Professional liability reserve strengthening and other costs	—	34,926	—	34,926

Total asset impairments and operational charges	$90,000	$34,926	$459,852	$584,778

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Premium Deficiency, Reserve Strengthening and Provider Costs

As a result of an assessment of the profitability of our contracts for providing health insurance coverage to our members in certain markets, we recorded a provision for probable future losses, or premium deficiency, of $50.0 million during the first quarter of 1999. Ineffective provider risk-sharing contracts and the impact of the March 31, 1999 HCA—The Healthcare Company, formerly Columbia/HCA Healthcare Corporation, or HCA, hospital agreement in Florida on current and projected future medical costs contributed to the premium deficiency. The beneficial effect from losses charged to the premium deficiency liability in 1999 was $50.0 million.

Prior period adverse claims development primarily in our PPO and Medicare products initially identified during an analysis of February and March 1999 medical claims resulted in the $35.0 million reserve strengthening. In addition, we paid HCA $5.0 million to settle certain contractual issues associated with the March 31, 1999 hospital agreement in Florida.

Long-Lived Asset Impairment

Historical and current period operating losses in certain of our markets prompted a review during the fourth quarter of 1999 for the possible impairment of long-lived assets. This review indicated that estimated future undiscounted cash flows were insufficient to recover the carrying value of long-lived assets, primarily goodwill, associated with our Austin, Dallas and Milwaukee markets. Accordingly, we adjusted the carrying value of these long-lived assets to their estimated fair value resulting in a non-cash impairment charge of $342.6 million. Estimated fair value was based on discounted cash flows.

The long-lived assets associated with the Austin and Dallas markets primarily resulted from our 1997 acquisition of Physician Corporation of America, or PCA. Operating losses in Austin and Dallas were related to the deterioration of risk-sharing arrangements with providers and the failure to effectively convert the PCA operating model and computer platform to ours. The long-lived assets associated with the Milwaukee market primarily resulted from our 1994 acquisition of CareNetwork, Inc. Operating losses in the Milwaukee market were the result of competitor pricing strategies resulting in lower premium levels to large employer groups as well as market dynamics dominated by limited provider groups causing higher than expected medical costs.

In conjunction with our 1999 goodwill impairment, we also reviewed the estimated life assigned to goodwill. Effective January 1, 2000, we adopted a 20-year amortization period from the date of acquisition for goodwill previously amortized over 40 years.

Losses on Non-Core Asset Sales

Between December 30, 1999 and February 4, 2000, we entered into definitive agreements to sell our workers’ compensation, Medicare supplement and north Florida Medicaid businesses. Since the carrying value of the net assets of these businesses exceeded the estimated fair value, we recorded a $117.2 million loss in 1999. The estimated fair value was established based upon definitive sale agreements, net of direct transaction costs. During the first half of 2000, we completed the divestiture of these businesses. There was no change in the estimated loss during 2000.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Professional Liability Reserve Strengthening and Other Costs

We insure substantially all professional liability risks through a wholly owned captive insurance subsidiary, or the Subsidiary. The Subsidiary recorded an additional $24.9 million expense during the fourth quarter of 1999 primarily related to expected claim and legal costs.

Additionally, other expenses of $10.0 million were recorded during the fourth quarter of 1999 related to a claim payment dispute with a contracted provider and government audits.

The following table reconciles the 1999 results reported in the consolidated statement of operations, or reported results, to the results contained in the following discussion, or adjusted results:

	1999 Reported Results	1999 Excluded Charges (a)	1999 Adjusted Results
	(in thousands, except per share results)
Consolidated Statement of Operations caption items that are adjusted:
Operating expenses:
Medical	$8,533,090	$(90,000)	$8,443,090
Selling, general and administrative	1,466,181	(34,926)	1,431,255
Depreciation and amortization	123,858	—	123,858
Asset impairments and other charges	459,852	(459,852)	—

Total operating expenses	10,582,981	(584,778)	9,998,203
(Loss) income from operations	(371,446)	584,778	213,332
(Loss) income before income taxes	(404,839)	584,778	179,939
Net (loss) income	$(382,420)	$499,338	$116,918
Basic (loss) earnings per common share	$(2.28)	$2.97	$0.69
Diluted (loss) earnings per common share	$(2.28)	$2.97	$0.69

	1999 Reported Ratios	Ratio Effect of Excluded Charges (a)	1999 Adjusted Ratios
Medical expense ratios:
Commercial	84.9%	(1.0)%	83.9%
Government	86.7%	(0.7)%	86.0%

Total	85.7%	(0.9)%	84.8%

SG&A expense ratios:
Commercial	17.4%	(0.3)%	17.1%
Government	10.9%	(0.3)%	10.6%

Total	14.6%	(0.4)%	14.2%

(a)	Reflects the previously discussed medical expenses of $90.0 million, SG&A expenses of $34.9 million and asset impairments and other charges of $459.9 million.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

The following table presents certain financial data for our two segments for the years ended December 31, 2000 and 1999:

	For the year ended December 31,
	2000	1999 (a)
	(in thousands, except ratios)
Premium revenues:
Fully insured	$5,263,602	$5,290,651
Specialty	291,315	277,200

Total Commercial	5,554,917	5,567,851

Medicare+Choice	3,286,351	2,920,829
TRICARE	892,375	866,882
Medicaid	660,988	603,020

Total Government	4,839,714	4,390,731

Total	$10,394,631	$9,958,582

Administrative services fees:
Commercial	$86,298	$97,940
Government	—	—

Total	$86,298	$97,940

Medical expense ratios:
Commercial	83.6%	83.9%
Government	85.5%	86.0%

Total	84.5%	84.8%

SG&A expense ratios:
Commercial	17.2%	17.1%
Government	11.5%	10.6%

Total	14.5%	14.2%

Income (loss) before income taxes:
Commercial	$(7,954)	$35,850
Government	121,944	144,089

Total	$113,990	$179,939

(a)	Excludes the previously discussed medical expenses of $90.0 million, SG&A expenses of $34.9 million, and asset impairments and other charges of $459.9 million.

The following table presents our medical membership at December 31, 2000 and 1999:

	December 31,		Change
	2000	1999	Members	Percentage
Commercial segment medical members:
Fully insured	2,545,800	3,083,600	(537,800)	(17.4)%
ASO	612,800	648,000	(35,200)	(5.4)%
Medicare supplement	—	44,500	(44,500)	100.0%

Total Commercial	3,158,600	3,776,100	(617,500)	(16.4)%

Government segment medical members:
Medicare+Choice	494,200	488,500	5,700	1.2%
Medicaid	575,600	616,600	(41,000)	(6.6)%
TRICARE	1,070,300	1,058,000	12,300	1.2%

Total Government	2,140,100	2,163,100	(23,000)	(1.1)%

Total medical membership	5,298,700	5,939,200	(640,500)	(10.8)%

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Overview

Net income was $90.1 million, or $0.54 per diluted share in 2000, compared to adjusted net income of $116.9 million, or $0.69 per diluted share in 1999. This decrease in earnings occurred despite a decrease in our effective income tax rate from 35% in 1999 to 21% in 2000. The earnings decline resulted primarily from favorable adjustments recorded during 1999, including premium deficiency and workers’ compensation reserve adjustments and a gain from the sale of a tangible asset.

Premium Revenues and Medical Membership

Premium revenues increased 4.4% to $10.4 billion for 2000 compared to $10.0 billion for 1999. Higher premium revenues resulted primarily from strong premium yields partially offset by a decline in commercial membership. Due to the impact the premium increases had on fully insured commercial medical member retention, total medical membership declined 640,500, or 10.8%, to 5,298,700.

Commercial segment premium revenues were $5.6 billion in both 2000 and 1999, as membership reductions in 2000 offset significantly higher premium yields. Fully insured commercial medical premium yield of 12.5% in 2000 increased from 7.4% in 1999, reflecting improved pricing. The improved pricing during 2000 resulted primarily from higher renewal rates as well as accelerated rate increases in Colorado and Texas where higher than expected medical cost trends had been experienced. Fully insured commercial medical membership fell 17.4% to 2,545,800 during 2000. The decrease in the number of members was caused primarily by our pricing actions, the termination of a large unprofitable account in Texas, and the exit of the small group product in 17 states.

Government segment premium revenues increased 10.2% to $4.8 billion in 2000 compared to $4.4 billion in 1999. Medicare+Choice premiums increased 12.5% to $3.3 billion in 2000 due to higher premium yields and increased membership. Medicare+Choice premium yield increased to 6.1% during 2000 from the implementation of additional member premiums for many Medicare+Choice members and a higher proportion of members in markets with higher Centers for Medicare and Medicaid Services, or CMS, reimbursement rates. Medicare+Choice membership increased 5,700 members, or 1.2%, despite the exit from 29 non-core counties in our Medicare+Choice business on January 1, 2000. Total Government segment membership declined as a result of a transaction in 2000 to divest the north Florida Medicaid business.

Administrative Services Fees

Administrative services fees in 2000 were $86.3 million, a decrease of $11.6 million from $97.9 million in 1999. This decrease was primarily due to the sale of our workers’ compensation business in 1999.

Investment and Other Income

Investment and other income totaled $115.0 million in 2000, compared to $155.0 million in 1999, a decline of $40 million. This decrease resulted from a lower average invested balance caused primarily by the sale of the workers’ compensation business, lower realized investment gains and a non-recurring $11.5 million gain in 1999 from the sale of a tangible asset.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Medical Expense

Medical expense as a percentage of premium revenues, or medical expense ratio, for 2000 was 84.5%, improving 30 basis points compared to an adjusted medical expense ratio of 84.8% for 1999. The 1999 ratio includes the beneficial effect of losses charged to premium deficiency liabilities and favorable workers’ compensation liability adjustments recorded in 1999 but not recorded in 2000. Improving fully insured commercial medical claims experience from lower pharmacy cost trends and the reduction of higher cost, non-core membership was partially offset by higher Medicare+Choice utilization in the 45 Medicare counties we exited on January 1, 2001. Fully insured commercial medical pharmacy cost trends improved in 1999 primarily as a result of the conversion of members to a three-tier pharmacy benefit plan.

The Commercial segment medical expense ratio was 83.6% in 2000 compared to an adjusted medical expense ratio of 83.9% in 1999. This 30 basis point improvement resulted from declining pharmacy cost trends, corrective pricing related to higher cost, open access products and the reduction of higher cost, non-core membership. We reduced higher cost, non-core membership when we terminated a large unprofitable account in Texas, exited our small group product in 17 unprofitable states and reinsured substantially all of our Medicare supplement business. Fully insured commercial medical pharmacy cost trends improved in 1999, from the conversion of members to a three-tier pharmacy benefit plan. Partially offsetting the improvement in the medical expense ratio were the beneficial effect from losses charged to premium deficiency liabilities and favorable workers’ compensation liability adjustments recorded in 1999 but not in 2000.

The Government segment medical expense ratio decreased 50 basis points to 85.5% from 86.0% in 1999. This decrease resulted primarily from divesting higher cost, non-core Medicaid membership in north Florida, and improving TRICARE results partially offset by higher than expected utilization in the 45 Medicare counties we exited on January 1, 2001.

SG&A Expense

Total selling, general and administrative, or SG&A, expense as a percentage of premium revenues and administrative services fees, or SG&A expense ratio, increased 30 basis points to 14.5% in 2000 from an adjusted ratio of 14.2% in 1999. Contributing to this increase were planned investments in infrastructure and technology initiatives and a lower ratio of members to employees.

Depreciation and amortization was $146.5 million in 2000, an increase of $22.6 million from $123.9 million in 1999. This increase was primarily the result of the change to a 20-year life for goodwill previously amortized over 40 years.

Interest Expense

Interest expense totaled $28.6 million in 2000, compared to $33.4 million in 1999. This $4.8 million decline was primarily the result of lower average outstanding borrowings during 2000 compared to 1999 as we used a portion of the proceeds from the sale of the workers’ compensation business to reduce debt.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Income Taxes

Our effective tax rate in 2000 was approximately 21% compared to an adjusted 35% effective tax rate in 1999. The lower effective tax rate in 2000 was primarily the result of recognizing the benefit of capital loss carryforwards resulting from the sale of our workers’ compensation business.

Liquidity

Our operating cash flows were $149.0 million in 2001, compared to operating cash flows of $40.4 million in 2000, an increase of $108.6 million. This increase primarily was attributable to higher net income in 2001 compared to 2000 and a reduction in workers’ compensation claims payments from the sale of this business on March 31, 2000.

Our operating cash flows were impacted by a decline in medical and other expenses payable of $179.5 million in 2001 and $195.9 million in 2000. This decline was principally a result of two actions: reductions in membership levels and reductions in claim inventories on-hand. Reductions in membership levels were attributable to our strategy of exiting certain products and markets that either lacked the prospect for long-term profitability or no longer fit our strategic focus. Reductions of claim inventories on-hand are a direct result of our focused effort to attain service and operational excellence. We implemented many new technologies and substantial process improvements in our customer service centers to improve claim processing speed and administrative efficiency.

The following table presents the impact these two actions had on the medical and other expenses payable for the years ended December 31, 2001 and 2000:

	For the year ended December 31,
	2001	2000
	(in thousands)

Reductions in IBNR due to membership decline (a)	$(109,752)	$(106,863)
Reductions in claim inventories on-hand	(131,959)	(55,955)
All other, net (b)	62,172	(33,073)

The total change in medical and other expenses payable as shown on the consolidated cash flow statement	$(179,539)	$(195,891)

(a)
The largest component of medical and other expenses payable represents the liability established for those services incurred during the current period but for which the claim invoice had not yet been received as of the balance sheet date. This liability is commonly known as IBNR (incurred but not reported). This liability will increase or decrease with corresponding membership levels.

(b)	All other, net items consist primarily of changes in provider balances from risk sharing arrangements due to the timing of settlements with providers.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

The following table presents the approximate number of claims on-hand and their estimated aggregate valuation. Claims on hand represent the number of provider requests for reimbursement that have been received but not yet processed and paid.

	Number of Claims On-hand	Estimated Valuation
		(in thousands)
December 31, 2001	518,100	$125,448
December 31, 2000	1,157,900	$257,407
December 31, 1999	1,398,300	$313,362

In addition to membership and claim inventory reductions, we accelerated the claim submission cycle time during 2001 by increasing electronic connectivity with providers which increased the percentage of claims received electronically. Other items which may significantly impact medical claims and other expenses payable are primarily the timing of a bi-weekly reimbursement to our pharmacy benefits management vendor, the timing of periodic settlements with providers, medical cost inflation and our mix of membership between products.

Our provision for doubtful accounts of $4.0 million in 2001 declined from $10.9 million in 2000 and $12.6 million in 1999. Our allowance for doubtful accounts of $38.5 million at December 31, 2001 likewise declined from $42.0 million at December 31, 2000. This decline resulted from a reduction in past due accounts and improved collections, primarily attributable to a new billing system and related process improvements implemented since the first quarter of 2000. The timing of TRICARE collections increased premiums receivable, net of the effects of the acquisition.

Debt

The following table presents our short-term, long-term and total debt outstanding at December 31, 2001 and 2000:

	December 31,
	2001	2000
	(in thousands)
Short-term debt:
Credit agreements	$—	$520,000
Conduit commercial paper financing program	263,000	—
Commercial paper program	—	79,952

Total short-term debt	263,000	599,952

Long-term debt:
Senior notes	$309,789	$—
Other long-term borrowings	5,700	—

Total long-term debt	315,489	—

Total debt	$578,489	$599,952

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Senior Notes

On August 7, 2001, we issued $300 million 7¼% senior, unsecured notes due August 1, 2006 at 99.759% for proceeds of $299.3 million. The proceeds from this offering were used to repay a portion of the amounts outstanding under our credit facility that existed at that time.

In order to hedge the risk of changes in the fair value of our $300 million 7¼% senior notes attributable to fluctuations in interest rates, we entered into interest rate swap agreements. Interest rate swap agreements, which are considered derivatives, are contracts that exchange interest payments on a specified principal amount, or notional amount, for a specified period. Our interest rate swap agreements exchange the 7¼% fixed interest rate under our senior notes for a variable interest rate, which was 3.56% at December 31, 2001. The $300 million swap agreements mature on August 1, 2006, and have the same critical terms as our senior notes. Changes in the fair value of the 7¼% senior notes and the swap agreements due to changing interest rates are assumed to offset each other completely, resulting in no impact to earnings from any hedge ineffectiveness.

Our swap agreements are recognized in our consolidated balance sheet at fair value with an equal and offsetting adjustment to the carrying value of our senior notes. The fair value of our swap agreements are estimated based on quoted market prices of comparable agreements and reflects the amounts we would receive (or pay) to terminate the agreements at the reporting date. At December 31, 2001, the $10.5 million fair value of our swap agreements is included in other long-term assets. Likewise, the carrying value of our senior notes has been increased $10.5 million to its fair value. The counterparties to our swap agreements are major financial institutions with which we also have other financial relationships.

Credit Agreements

On October 11, 2001, we replaced our existing credit agreement with two new unsecured revolving credit agreements consisting of a $265 million, 4-year revolving credit agreement and a $265 million, 364-day revolving credit agreement with a one-year term out option. Under these new agreements, at our option, we can borrow on either a competitive advance basis or a revolving credit basis. The revolving credit portion of both the 4-year and 364-day agreements bear interest at either a fixed rate or floating rate based on LIBOR plus a spread. The spread, which varies depending on our credit ratings, ranges from 80 to 125 basis points for our 4-year agreement, and 85 to 137.5 basis points for our 364-day agreement. We also pay an annual facility fee regardless of utilization. This facility fee, currently 25 basis points, may fluctuate between 15 and 50 basis points, depending upon our credit ratings. The competitive advance portion of any borrowings under either the 4-year or 364-day revolving credit agreements will bear interest at market rates prevailing at the time of borrowing on either a fixed rate or a floating rate basis, at our option.

These credit agreements contain customary restrictive and financial covenants as well as customary events of defaults, including financial covenants regarding the maintenance of net worth, and minimum interest coverage and maximum leverage ratios. The terms of each of these credit agreements also include standard provisions related to conditions of borrowing, including a customary material adverse effect clause which could limit our ability to borrow. We have not experienced a material adverse effect and we know of no circumstances or events

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

which would be reasonably likely to result in a material adverse effect. We do not believe the material adverse effect clause poses a material funding risk to Humana in the future. The minimum net worth requirement was $1,091.2 million at December 31, 2001 and increases by 50% of consolidated net income each quarter. The minimum interest coverage ratio is generally calculated by dividing interest expense into earnings before interest and tax expense, or EBIT. The maximum leverage ratio is generally calculated by dividing debt into earnings before interest, taxes, depreciation and amortization expense, or EBITDA. EBIT and EBITDA used to calculate compliance with these financial covenants is based upon four consecutive quarters. The current minimum interest coverage ratio of 3.0, increases to 3.5 effective December 31, 2002, and to 4.0 effective December 31, 2003. The current maximum leverage ratio of 3.0 declines to 2.75 effective December 31, 2002, and to 2.5 effective December 31, 2003. We were in compliance with all covenants at December 31, 2001, including the more restrictive future minimum interest coverage and maximum leverage requirements.

Commercial Paper Programs

We maintain and issue short-term debt securities under a commercial paper program. The program is backed by our credit agreements described above. Aggregate borrowing under both the credit agreement and commercial paper program cannot exceed $530 million. Since the fourth quarter of 2000, reduced direct access to the commercial paper market has resulted in fewer borrowings under this program. As part of our 2001 refinancing, we increased our indirect access to the commercial paper market through our conduit commercial paper financing program. Under this program, a third party issues commercial paper and loans the proceeds of those issuances to us so that the interest and principal payments on the loans match those on the underlying commercial paper. The $265 million, 364-day revolving credit agreement supports the conduit commercial paper financing program of up to $265 million. The weighted average interest rate on our conduit commercial paper borrowings was 2.51% at December 31, 2001. The carrying value of these borrowings approximates fair value as the interest rate on the borrowings varies at market rates.

Other Borrowings and Letters of Credit

Other borrowings of $5.7 million at December 31, 2001 represent low-interest financing for the renovation of a building payable in various installments beginning, generally, in 2003 through 2011. Issued and undrawn letters of credit total $25.4 million at December 31, 2001. These letters of credit were issued primarily to support obligations of our wholly owned captive insurance subsidiary related to our professional liability risks. These letters of credit renew automatically on an annual basis unless the beneficiary is otherwise notified. Over the past 5 years, we have not had to fund any letters of credit.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Operating Leases

We lease facilities, computer hardware, and other equipment under long-term operating leases that are noncancelable and expire on various dates through 2017. Future annual minimum payments due subsequent to December 31, 2001 under all of our noncancelable operating leases in excess of one year are as follows:

(in thousands)
2002	$72,596
2003	58,572
2004	44,453
2005	35,268
2006	26,103
Thereafter	66,252

Total minimum lease payments	303,244
Less: minimum sublease rental payments	85,302

Net minimum lease payments	$217,942

Certain 5-year airplane operating leases included above provide for a residual value guarantee of no more than $13.1 million on December 29, 2004, the end of the lease term. We have the right to exercise a purchase option with respect to the leased equipment or the equipment can be sold to a third party. If the fair value of the airplanes, which was $20.3 million at lease inception, falls between a range of $5.0 million and $18.1 million at the end of the lease term, we would be obligated to pay the difference between $18.1 million and the fair value at the end of the lease term up to a maximum payment of $13.1 million. A $3.5 million gain in connection with the 1999 sale/leaseback transaction is being deferred until the residual value guarantee is resolved at the end of the lease term. The estimated fair market value at December 31, 2001 of the airplanes exceeds the residual value guarantee, therefore, we have not accrued for any loss.

Other Liquidity Factors

Our investment grade credit rating at December 31, 2001 was Baa3 according to Moody’s Investors Services, Inc., or Moody’s and BBB, according to Standard & Poor’s Corporation, or S&P. A downgrade to Ba2 or lower by Moody’s and BB or lower by S&P would give the counterparty of one of our interest rate swap agreements with a $100 million notional amount, the right, but not the obligation, to cancel the interest rate swap agreement. If cancelled, we would pay or receive an amount based on the fair market value of the swap agreement. Assuming this swap agreement had been cancelled on December 31, 2001, we would have received $3.5 million. Other than the swap agreement, adverse changes in our credit ratings will not create, increase, or accelerate any liabilities. Adverse changes in our credit rating will increase the rate of interest we pay and may impact the amount of credit available to us in the future.

We do not have any unconsolidated special purpose entities and, other than the leases described above, we do not have any material off-balance sheet arrangements.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Regulatory Requirements

Certain of our subsidiaries operate in states that regulate the payment of dividends to Humana Inc., our parent company, require minimum levels of equity, and limit investments to approved securities. The amount of dividends that may be paid to Humana Inc. by these subsidiaries, without prior approval by state regulatory authorities, is limited based on the entity’s level of statutory income and statutory capital and surplus. In most states, prior notification is provided before paying a dividend that does not require approval.

At December 31, 2001, our regulated health insurance subsidiaries, other than our federally regulated TRICARE subsidiaries, maintained aggregate statutory capital and surplus of $1,079.9 million. Each of these subsidiaries was in compliance with applicable statutory requirements, which aggregated $521.9 million in total. Although the minimum required levels of equity are largely based on premium volume, product mix and the quality of assets held, minimum requirements can vary significantly at the state level. Certain states rely on risk-based capital requirements, or RBC, to define the required levels of equity. RBC is a model developed by the National Association of Insurance Commissioners to monitor an entity’s solvency. This calculation indicates recommended minimum levels of required capital and surplus and signals regulatory measures should actual surplus fall below these recommended levels. Some states are in the process of phasing in these RBC requirements over a number of years. If RBC were fully implemented by all states at December 31, 2001, each of our subsidiaries would be in compliance and we would have $494.4 million of aggregate capital and surplus above the minimum level required under RBC.

Stock Repurchase Plan

In 2000, our Board of Directors authorized the repurchase of up to five million of our common shares. In 2001, we repurchased 187,500 shares of our common stock for approximately $1.9 million. Under this authorization, as of December 31, 2001, we have repurchased a total of approximately 3.6 million of our common shares for an aggregate purchase price of $28.3 million, at an average cost of $7.82 per share.

We believe that funds from future operating cash flows and funds available under our credit agreements and commercial paper program are sufficient to meet future liquidity needs. We also believe these sources of funds are adequate to allow us to fund selected expansion opportunities, as well as to fund capital requirements.

Market Risk-Sensitive Financial Instruments and Positions

The level of our pretax earnings is subject to risk due to changes in investment income from our fixed income portfolio which is partially offset by both our debt position and the short-term duration of the fixed income investment portfolio.

We evaluated the impact on our investment income and debt expense resulting from a hypothetical change in interest rates of 100, 200 and 300 basis points over the next twelve-month period, as reflected in the following table. In the past ten years, annual changes in commercial paper or LIBOR rates have exceeded 300 basis points twice, have changed between 200 and 300 basis points once and have changed between 100 and 200 basis points three times. The modeling technique used to calculate the pro forma net change considered the cash flows

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

related to fixed income investments and debt, which are subject to interest rate changes during a prospective twelve-month period. LIBOR was 1.88% at December 31, 2001. Our model assumed the maximum possible reduction in LIBOR could not exceed 188 basis points.

	Increase (decrease) in pretax earnings given an interest rate decrease of X basis points			Increase (decrease) in pretax earnings given an interest rate increase of X basis points
	(300)	(200)	(100)	100	200	300
	(in thousands)
2001
Fixed income portfolio	$(15,216)	$(11,578)	$(5,496)	$5,528	$11,102	$16,655
Debt	7,238	7,238	3,822	(3,822)	(7,645)	(11,467)

Total	$(7,978)	$(4,340)	$(1,674)	$1,706	$3,457	$5,188

2000
Fixed income portfolio	$(15,087)	$(10,098)	$(5,062)	$5,098	$10,258	$15,444
Debt	12,975	8,650	4,325	(4,325)	(8,650)	(12,975)

Total	$(2,112)	$(1,448)	$(737)	$773	$1,608	$2,469

The following table presents the hypothetical change in fair market values of the common marketable equity securities we held at December 31, 2001 and 2000, which are sensitive to changes in stock market values. These common marketable equity securities are held for purposes other than trading.

	Decrease in valuation of security given an X% decrease in each equity security’s value			Fair Value at Dec. 31,	Increase in valuation of security given an X% decrease in each equity security’s value
	(30%)	(20%)	(10%)		10%	20%	30%
	(in thousands)
2001
Common marketable equity securities	$(4,830)	$(3,220)	$(1,610)	$16,101	$1,610	$3,220	$4,830

2000
Common marketable equity securities	$(6,920)	$(4,614)	$(2,307)	$23,068	$2,307	$4,614	$6,920

Annual changes in equity valuations (based upon the Standard & Poor’s 500 stock index) over the past 10 years which were in excess of 30% occurred four times, between 20% and 30% occurred three times and between 10% and 20% also occurred three times.

Capital Resources

Our ongoing capital expenditures relate primarily to our technology initiatives and administrative facilities necessary for activities such as claims processing, billing and collections, medical utilization review and customer service. Total capital expenditures, excluding acquisitions, were $115.0 million in 2001, $135.1 million in 2000, and $88.9 million in 1999. Excluding acquisitions, we expect our total capital expenditures in 2002 will be approximately $115 million, most of which will be used for our technology initiatives and expansion and improvement of administrative facilities.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Government Contracts

Our operations are regulated by various state and federal government agencies. Actuarially determined premium rate increases for commercial products generally are approved by the respective state insurance commissioners, while increases in premiums for Medicaid and Medicare+Choice products are established by various state governments and CMS. Premium rates under our TRICARE contract with the United States Department of Defense for Regions 3 and 4 is adjusted every 12 months, and for Regions 2 and 5, every three months, to reflect inflation, changes in the workload volumes of military medical facilities and contract modifications.

Our Medicare+Choice contracts with the federal government are renewed for a one-year term each December 31 unless terminated 90 days prior thereto. Increased funding beginning March 1, 2001 specific to the Medicare, Medicaid and State Children’s Health Insurance Benefits Improvement and Protection Act, or BIPA, is being used to provide additional funding under contracts with our providers and to lower member premiums in certain markets. Our 2002 average rate of statutory increase under the Medicare+Choice contracts, including the March 1, 2001 BIPA increase, is approximately 5.0%. Over the last five years, annual increases have ranged from as low as the January 1998 increase of 1.8% to as high as 5.0% in January 2002, with an average of approximately 2.6%. Legislative proposals are being considered which may revise the Medicare+Choice program’s current support of the use of managed health care for Medicare+Choice beneficiaries and future reimbursement rates. We are unable to predict the outcome of these proposals or the impact they may have on our financial position, results of operations, or cash flows.

Effective July 1, 2001, our TRICARE contract for Regions 3 and 4 was renewed for up to two additional years subject to annual renewal at the option of the Department of Defense. The Department of Defense has notified us of its intent to renew the TRICARE contract for Regions 2 and 5 that we acquired from Anthem through April 30, 2003.

Our Medicaid contracts in Puerto Rico, Florida and Illinois generally are annual contracts. The two contracts with the Health Insurance Administration in Puerto Rico expire on June 30, 2002, unless extended. Both parties have agreed to use good faith efforts to extend for a period of no less than 12 months covering no fewer beneficiaries than the current contracts. We believe that at the end of the current contract period this contract will be renewed.

The loss of any of these government contracts or significant changes in these programs as a result of legislative action, including reductions in premium payments to us, or increases in member benefits without corresponding increases in premium payments to us, may have a material adverse effect on our financial position, results of operations, and cash flows.

Legal Proceedings

Securities Litigation

Six purported class action complaints were filed in 1999 in the United States District Court for the Western District of Kentucky at Louisville by purported stockholders of the Company against the Company and certain of its current and former directors and officers. The complaints

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

contained the same or substantially similar allegations; namely, that the Company and the individual defendants knowingly or recklessly made false or misleading statements in press releases and public filings concerning the Company’s financial condition, primarily with respect to the impact of negotiations over renewal of the Company’s contract with HCA-The Healthcare Company, formerly Columbia/HCA Healthcare Corporation, which took effect April 1, 1999. The complaints allege violations of Section 10(b) of the Securities Exchange Act of 1934 (the “1934 Act”) and SEC Rule 10b-5 and Section 20(a) of the 1934 Act. They seek certification of a class of stockholders who purchased shares of Humana common stock starting either (in four complaints) in late October 1998 or (in two complaints) on February 9, 1999, and ending (in all complaints) on April 8, 1999. Plaintiffs moved for consolidation of the actions, now styled In Re Humana Inc. Securities Litigation, and filed a consolidated Complaint. On April 28, 2000, the defendants filed a motion requesting dismissal of the Consolidated Complaint. On November 7, 2000, the United States District Court for the Western District of Kentucky issued a Memorandum Opinion and Order dismissing the action. On November 30, 2000, the plaintiffs filed a notice of appeal to the Court of Appeals for the Sixth Circuit. Oral argument is scheduled for June 11, 2002. The Company believes the above allegations are without merit and intends to continue to pursue defense of the action.

In late 1997, three purported class action complaints were filed in the United States District Court for the Southern District of Florida by former stockholders of Physician Corporation of America, or PCA, and certain of its former directors and officers. We acquired PCA by a merger that became effective on September 8, 1997. The three actions were consolidated into a single action entitled In re Physician Corporation of America Securities Litigation. The consolidated complaint alleges that PCA and the individual defendants knowingly or recklessly made false and misleading statements in press releases and public filings with respect to the financial and regulatory difficulties of PCA’s workers’ compensation business. On May 5, 1999, plaintiffs moved for certification of the purported class, and on August 25, 2000, the defendants moved for summary judgment. On January 31, 2001, defendants were granted leave to file a third-party complaint for declaratory judgment on insurance coverage. The defendants seek a determination that the defense costs and liability, if any, resulting from the class action defense are covered by an insurance policy issued by one insurer and, in the alternative, declaring that there is coverage under policies issued by two other insurers. Defendants have moved for summary judgment on the third-party complaint, and the third-party defendants have moved to dismiss or stay the third-party complaint. On March 6, 2002, the Court, while not dismissing the matter, ordered mediation of the insurance coverage issue in accordance with the requirements of one of the insurance contracts.

Managed Care Industry Class Action Litigation

We are involved in several purported class action lawsuits that are part of a wave of generally similar actions that target the health care payor industry and particularly target managed care companies. As a result of action by the Judicial Panel on Multi District Litigation, most of the cases against us, as well as similar cases against other companies in the industry, have been consolidated in the United States District Court for the Southern District of Florida, or the Court, and are now styled In re Managed Care Litigation. The cases include separate suits against us and five other managed care companies that purport to have been brought on behalf of members, which are referred to as the subscriber track cases, and a single action against us and seven other companies that purports to have been brought on behalf of providers, which is referred to as the provider track case.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

In the subscriber track cases, the plaintiffs seek a recovery under RICO for all persons who are or were subscribers at any time during the four-year period prior to the filing of the complaints. Plaintiffs also seek to represent a subclass of policyholders who purchased insurance through their employers’ health benefit plans governed by ERISA, and who are or were subscribers at any time during the six-year period prior to the filing of the complaints. The complaints allege, among other things, that we intentionally concealed from members certain information concerning the way in which we conduct business, including the methods by which we pay providers. The plaintiffs do not allege that any of the purported practices resulted in denial of any claim for a particular benefit, but instead, claim that we provided the purported class with health insurance benefits of lesser value than promised. The complaints also allege an industry-wide conspiracy to engage in the various alleged improper practices. The plaintiffs seek certification of a class consisting of all members of our medical plans, excluding Medicare and Medicaid plans, for the period from 1990 to 1999. We filed our opposition to the motion for class certification on November 15, 2000. A hearing on the class certification issue was conducted on July 24, 2001. No ruling has been issued on that issue.

On February 20, 2002, the Court issued its ruling on the defendants’ motions to dismiss the Second Consolidated Amended Complaint (the “Amended Complaint”). The Amended Complaint was filed on June 29, 2001, after the Court dismissed most of the claims in the original complaints, but granted leave to refile. In its February 20, 2002, ruling, the Court dismissed the RICO claims of ten of the sixteen named plaintiffs, including three of the four involving us, on the ground that the McCarran-Ferguson Act prohibited their claims because they interfered with the state regulatory processes in the states in which they resided (Florida, New Jersey, California and Virginia). With respect to ERISA, the Court dismissed the misrepresentation claims of current members, finding that they have adequate remedies under the law and failed to exhaust administrative remedies. Claims for former members were not dismissed. The Court also refused to dismiss claims by all members for breach of fiduciary duty arising from alleged interference with the doctor-patient relationship by the use of so-called “gag clauses” that assertedly prohibited doctors from freely communicating with members. On March 1, 2002, we and other defendants requested that the Court allow us to ask the United States Court of Appeals for the Eleventh Circuit to review the Court’s refusal to follow the decision by the Court of Appeals for the Third Circuit in Maio v. Aetna that would have resulted in dismissal of the RICO claims. On March 4, 2002, the defendants filed a Motion for Partial Reconsideration of the February 20, 2002, Dismissal Order.

In the provider track case, the plaintiffs assert that we and other defendants improperly (i) paid providers’ claims and (ii) “downcoded” their claims by paying lesser amounts than they submitted. The complaint alleges, among other things, multiple violations under RICO as well as various breaches of contract and violations of regulations governing the timeliness of claim payments. We moved to dismiss the provider track complaint on September 8, 2000, and the other defendants filed similar motions thereafter. On March 2, 2001, the Court dismissed certain of the plaintiffs’ claims pursuant to the defendants’ several motions to dismiss. However, the Court allowed the plaintiffs to attempt to correct the deficiencies in their complaint with an amended pleading with respect to all of the allegations except the claim under the federal Medicare regulations, which was dismissed with prejudice. The Court also left undisturbed the plaintiffs’ claims for breach of contract. On March 26, 2001, the plaintiffs filed their amended complaint which, among other things, added four state or county medical associations as additional plaintiffs. Two of those, the Denton County Medical Society and the Texas Medical

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Association, purport to bring their actions against us, as well as against several other defendant companies. The Medical Association of Georgia and the California Medical Association purport to bring their actions against various other defendant companies. The associations seek injunctive relief only. The Florida Medical Association has also announced its intent to join the action. The defendants filed a motion to dismiss the amended complaint on April 30, 2001. On October 27, 2000, the plaintiffs filed a motion for class certification. We filed our opposition to that motion on November 17, 2000. Oral argument on the motion for class certification was conducted May 7, 2001. No ruling has been issued.

Some defendants filed appeals to the United States Court of Appeals for the Eleventh Circuit from a ruling by the district court that refused to enforce several arbitration clauses in the provider agreements with the defendants in certain respects. On March 14, 2002, the Court of Appeals upheld the district court’s rulings on the arbitration issues.

We intend to continue to defend these actions vigorously.

Chipps v. Humana Health Insurance Company of Florida, Inc.

On January 4, 2000, a jury in Palm Beach County, Florida, rendered an approximately $80 million verdict against us in a case arising from removal of an insured from a special case management program. The award included approximately $78.5 million of punitive damages, $1 million of damages for emotional distress and $29,000 of damages for contractual benefits. On September 19, 2001, the Court of Appeals overturned the verdict, citing numerous errors by the trial court, and remanded for a new trial. The plaintiff filed a Motion for Rehearing EnBanc with the Court of Appeals on October 3, 2001. The Court of Appeals modified its ruling somewhat, but affirmed its reversal of the verdict. The case subsequently was settled in the first quarter of 2002 for approximately $2.2 million. This settlement was fully reserved at December 31, 2001.

Government Audits and Other Litigation and Proceedings

In July 2000, the Office of the Florida Attorney General initiated an investigation, apparently relating to some of the same matters that are involved in the purported class action lawsuits described above. While the Attorney General has filed no action against us, he has indicated that he may do so in the future. On September 21, 2001, the Texas Attorney General initiated a similar investigation. These investigations are ongoing, and we have cooperated with the regulators in both states.

In addition, our business practices are subject to review by various state insurance and health care regulatory authorities and federal regulatory authorities. Recently, there has been increased scrutiny by these regulators of the managed health care companies’ business practices, including claims payment practices and utilization management. We have been and continue to be subject to such reviews. Some of these could require changes in some of our practices and could also result in fines or other sanctions.

We also are involved in other lawsuits that arise in the ordinary course of our business operations, including claims of medical malpractice, bad faith, failure to properly pay claims, nonacceptance or termination of providers, failure to disclose network discounts and various provider arrangements, challenges to subrogation practices, and claims relating to performance of contractual obligations to providers and others. Recent court decisions and pending state and federal legislative activity may increase our exposure for any of these types of claims.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

Personal injury claims and claims for extracontractual damages arising from medical benefit denials are covered by insurance from our wholly owned captive insurance subsidiary and excess carriers, except to the extent that claimants seek punitive damages, which may not be covered by insurance in certain states in which insurance coverage for punitive damages is not permitted. In addition, insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future. In 2002, we increased the retention limits with respect to our wholly owned captive insurance subsidiary as a result of substantially higher insurance rates.

We do not believe that any pending or threatened legal actions against us or audits by agencies will have a material adverse effect on our financial position, results of operations, or cash flows. However, the likelihood or outcome of current or future suits, like the purported class action lawsuits described above, cannot be accurately predicted with certainty. In addition, the increased litigation which has accompanied the recent negative publicity and public perception of our industry adds to this uncertainty. Therefore, such legal actions could have a material adverse effect on our financial position, results of operations and cash flows.

Cautionary Statements

This document includes both historical and forward-looking statements. The forward-looking statements are made within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including, among other things, the information discussed below. In making these statements, we are not undertaking to address or update each factor in future filings or communications regarding our business or results. Our business is complicated, highly regulated and competitive with many different factors affecting results.

If the premiums we charge are insufficient to cover the cost of health care services delivered to our members, or if our reserves are inadequate, our profitability could decline.

We use a significant portion of our revenues to pay the costs of health care services delivered to our members. These costs include claims payments, capitation payments, allocations of certain centralized expenses and various other costs incurred to provide health insurance coverage to our members, as well as estimates of future payments to hospitals and others for medical care provided to our members. Generally, premiums in the health care business are fixed for one-year periods. Accordingly, costs we incur in excess of our medical cost projections generally are not recovered in the contract year through higher premiums. We estimate the costs of our future medical claims and other expenses using actuarial methods and assumptions based upon claim payment patterns, medical inflation, historical developments such as claim inventory levels and claim receipt patterns, and other relevant factors, and record medical claims reserves for future payments. We continually review estimates of future payments relating to medical claims costs for services incurred in the current and prior periods and make necessary adjustments to our reserves. However, competition, government

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

regulations and other factors may and often do cause actual health care costs to exceed what was estimated and reflected in premiums.

These factors may include:

•	increased use of services, including prescription drugs;
•	increased cost of individual services;
•	catastrophes or epidemics;
•	the introduction of new or costly treatments, including new technologies;
•	medical cost inflation;
•	new government mandated benefits or other regulatory changes; and
•	increased use of health care, including doctors’ office visits and prescriptions resulting from terrorists’ attacks and subsequent terrorists threats, including bioterrorism.

Failure to adequately price our products or develop sufficient reserves may result in a material adverse effect on our financial position, results of operations and cash flows.

If we fail to manage prescription drug costs successfully, our financial results could suffer.

In general, prescription drug costs have been rising over the past few years. These increases are due to the introduction of new drugs costing significantly more than existing drugs, direct consumer advertising by the pharmaceutical industry that creates consumer demand for particular brand-name drugs, and members seeking medications to address lifestyle changes. In order to control prescription drug costs, we introduced Rx4, our four-tiered copayment benefit design for prescription drugs. We cannot assure that these efforts will be successful in controlling costs. Failure to control these costs could have a material adverse effect on our financial position, results of operations and cash flows.

If competitive pressures restrict or lower the premiums we receive, our financial results could suffer.

In addition to the challenge of controlling health care costs, we face competitive pressure to contain premium prices. The managed health care industry is highly competitive and contracts for the sale of commercial products are generally bid upon or renewed annually. Many of our competitors are more established in the health care industry and have a larger market share and greater financial resources than we do in certain markets. In addition, other companies may enter our markets in the future. While health plans compete on the basis of many factors, including service and the quality and depth of provider networks, we expect that price will continue to be a significant basis of competition. Failure to compete effectively in our markets could have a material adverse effect on our financial position, results of operations and cash flows.

We are involved in various legal actions, which, if resolved unfavorably to us, could result in substantial monetary damages.

We are a party to a variety of legal actions that affect our business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, and shareholder suits, including securities fraud.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

A number of purported class action lawsuits have been filed against us and some of our competitors in the health benefits business. The suits are purported class actions on behalf of all of our managed care members and network providers for alleged breaches of federal statutes, including Employee Retirement Income Security Act, as amended, or ERISA, and Racketeer Influenced and Corrupt Organizations Act, or RICO.

In addition, because of the nature of the health care business, we are subject to a variety of legal actions relating to our business operations, including the design, management and offering of products and services. These include and could include in the future:

•	claims relating to the denial of health care benefits;
•	medical malpractice actions;
•	allegations of anti-competitive and unfair business activities;
•	provider disputes over compensation and termination of provider contracts;
•	disputes related to self-funded business, including actions alleging claim administration errors;
•	claims related to the failure to disclose certain business practices; and
•	claims relating to customer audits and contract performance.

In some cases, substantial non-economic or punitive damages, or treble damages, may be sought. While we currently have insurance coverage for some of these potential liabilities, other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not be enough to cover the damages awarded.

In addition, certain types of damages, such as punitive damages, may not be covered by insurance, particularly in those jurisdictions in which coverage of punitive damages is prohibited. Insurance coverage for all or some forms of liability may become unavailable or prohibitively expensive in the future.

A description of material legal actions in which we are currently involved is included under “Legal Proceedings.” We cannot predict the outcome of these suits with certainty, and we are incurring expenses in the defense of these matters. In addition, recent court decisions and legislative activity may increase our exposure for any of these types of claims. Therefore, these legal actions could have a material adverse effect on our financial position, results of operations, and cash flows.

Increased litigation and negative publicity could increase our cost of doing business.

The managed care industry continues to receive significant negative publicity and has been the subject of large jury awards that have affected or reflected public perception of the industry. This publicity and perception have been accompanied by increased litigation, legislative activity, regulation and governmental review of industry practices. These factors may adversely affect our ability to market our products or services, may require us to change our products or services, and may increase the regulatory burdens under which we operate. Any combination of these factors could further increase our cost of doing business and adversely affect our financial position, results of operations and cash flows.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

If we fail to effectively implement our operational and strategic initiatives, our business could be materially adversely affected.

Our future performance depends in large part upon our management team’s ability to execute our strategy to position the company for the future. This strategy involves, among other things, the introduction of new products and benefit designs, the successful implementation of our e-business initiatives and the selection and adoption of new technologies. We believe we have experienced, capable management and technical staff who are capable of implementing this strategy. However, the market for management and technical staff in the health care industry is competitive. Loss of key employees could adversely affect the implementation of our initiatives. There can be no assurance that we will be able to successfully implement our operational and strategic initiatives that are intended to position the company for future growth. Failure to implement this strategy may result in a material adverse effect on our financial position, results of operations and cash flows.

Our industry is currently subject to substantial government regulation, which, along with possible increased governmental regulation or legislative reform, increases our costs of doing business and could adversely affect our profitability.

The health care industry in general, and HMOs and PPOs in particular, are subject to substantial federal and state government regulation, including:

•	regulation relating to minimum net worth;
•	licensing requirements;
•	approval of policy language and benefits;
•	mandated benefits and processes;
•	provider compensation arrangements;
•	member disclosure;
•	premium rates; and
•	periodic examinations by state and federal agencies.

State regulations require our HMO and insurance subsidiaries to maintain minimum net worth requirements and restrict certain investment activities. Additionally, those regulations restrict the ability of our subsidiaries to make dividend payments, loans, loan repayments or other payments to us.

In recent years, significant federal and state legislation affecting our business has been enacted. State and federal governmental authorities are continually considering changes to laws and regulations applicable to us and are currently considering regulations relating to:

•	patients’ rights;
•	mandatory benefits and products, such as a Medicare pharmacy benefit;
•	defining medical necessity;
•	health insurance access;
•	provider compensation and contract terms;
•	health plan liability to members who fail to receive appropriate care;
•	disclosure and composition of physician networks;
•	physicians’ ability to collectively negotiate contract terms with carriers, including fees;
•	rules tightening time periods in which claims must be paid; and
•	mental health parity.

All of these proposals could apply to us.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

There can be no assurance that we will be able to continue to obtain or maintain required governmental approvals or licenses or that legislative or regulatory changes will not have a material adverse effect on our business. Delays in obtaining or failure to obtain or maintain required approvals, or moratoria imposed by regulatory authorities, could adversely affect our revenue or the number of our members, increase costs or adversely affect our ability to bring new products to market as forecasted.

The National Association of Insurance Commissioners, or NAIC, has adopted risk-based capital requirements, also known as RBC, which is subject to state-by-state adoption and to the extent implemented, sets minimum capitalization requirements for insurance and HMO companies. The NAIC recommendations for life insurance companies were adopted in all states and the prescribed calculation for HMOs has been adopted in most states in which we operate. The HMO rules may increase the minimum capital required for some of our subsidiaries. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity” above.

Congress is considering significant changes to Medicare, including a pharmacy benefit requirement. In 2002, President Bush announced a revised prescription drug discount plan for Medicare-eligible seniors and Congress is continuing to examine the proposal. We are unable to determine what effect, if any, the prescription drug discount plan will have on our products or our operating results.

Congress is also considering proposals relating to health care reform, including a comprehensive package of requirements for managed care plans called the Patient Bill of Rights, or PBOR, legislation. During the summer of 2001, the House and Senate both passed versions of PBOR legislation that must now be reconciled. Due to the tragic events of September 11, 2001, enactment of PBOR legislation is being delayed. The reconciliation of the Senate and House bills may be further complicated since 2002 is an election year. If PBOR legislation becomes law, it could expose us to significant increased costs and additional litigation risks. Although we could attempt to mitigate our ultimate exposure from these costs through increases in premiums or changes in benefits, there can be no assurance that we will be able to mitigate or cover the costs stemming from any PBOR legislation or the other costs incurred in connection with complying with any PBOR or similar legislation.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, includes administrative provisions directed at simplifying electronic data interchange through standardizing transactions, establishing uniform health care provider, payor and employer identifiers and seeking protections for confidentiality and security of patient data. Under the new HIPAA standard transactions and code sets rules, we must make significant systems enhancements and invest in new technical solutions. The standard transactions and code sets rules compliance date may be extended by any covered entity until October 17, 2003 by submitting a request to the Secretary of Health and Human Services by October 16, 2002. We intend to file for the extension. Under the new HIPAA privacy rules, we must comply with a variety of requirements concerning the use and disclosure of individuals’ protected health information, establish rigorous internal procedures to protect health information and enter into business associate contracts with those companies to whom protected health information is disclosed. Violations of these rules will subject us to significant penalties. Compliance with HIPAA regulations requires significant systems enhancements, training and administrative

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

effort. The final rules do not provide for complete federal preemption of state laws, but rather preempt all inconsistent state laws unless the state law is more stringent. HIPAA could also expose us to additional liability for violations by our business associates.

Another area receiving increased focus in 2002 is the time in which various laws require the payment of health care claims. Many states already have legislation in place covering payment of claims within a specific number of days. However, due to provider groups advocating for laws or regulations establishing even stricter standards, procedures and penalties, we expect additional regulatory scrutiny and supplemental legislation with respect to claims payment practices. The provider-sponsored bills are characterized by stiff penalties for late payment, including high interest rates payable to providers and costly fines levied by state insurance departments and attorneys general. This legislation and possible future regulation and oversight could expose our Company to additional liability and penalties.

On November 21, 2000, the Department of Labor published its final regulation on claims review procedures under the Employee Retirement Security Act of 1974, or ERISA. The claims procedure regulation applies to all employee benefit plans governed by ERISA, whether benefits are provided through insurance products or are self-funded. As a result, the new claims review regulation impacts nearly all employer and union-sponsored health and disability plans, except church and government plans. Similar to legislation recently passed by many states, the new ERISA claims procedures impose shorter and more detailed procedures for processing and reviewing claims and appeals. According to the Department of Labor, however, its ERISA claims regulation does not preempt state insurance and utilization review laws that impose different procedures or time lines, unless complying with the state law would make compliance with the new ERISA regulation impossible. Unlike its state counterparts, the ERISA claims rule does not provide for independent external review to decide disputed medical questions. Instead, the federal regulation will generally make it easier for claimants to avoid state-mandated internal and external review processes and to file suit in federal court. Because the processes and timelines established by the new ERISA claims rules are similar to existing state requirements, although different in many of their particulars, it is difficult to estimate the cost of bringing the Company’s claims procedures into compliance. Pending outcome of litigation currently pending before the U. S. Supreme Court, it is also difficult to predict the impact that the new ERISA rules will have on state external review laws. The United States Supreme Court has a number of cases before it addressing the preemptive effect of ERISA on state laws, and may issue important decisions on these cases in 2002. The new ERISA claims rules generally become effective July 1, 2002 or the first day of the first plan year beginning after July 1, 2002, whichever is later. In any case, health plans must comply with the new rules with respect to all claims filed on or after January 1, 2003.

We are also subject to various governmental audits and investigations. These can include audits and investigations by state attorneys general, CMS, the Office of the Inspector General of Health and Human Services, the Office of Personnel Management, the Department of Justice and state Departments of Insurance and Departments of Health. These activities could result in the loss of licensure or the right to participate in various programs, or the imposition of fines, penalties and other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could negatively affect our reputation in various markets and make it more difficult for us to sell our products and services.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

As a government contractor, we are exposed to additional risks that could adversely affect our business or our willingness to participate in government health care programs.

A significant portion of our revenues relates to federal, state and local government health care coverage programs, including the Medicare+Choice, Medicaid and TRICARE programs. These programs involve various risks, including:

•	the possibility of reduced or insufficient government reimbursement in the future;
•	higher comparative medical costs;
•	government regulatory and reporting requirements;
•	higher marketing and advertising costs per member as a result of marketing to individuals as opposed to groups;
•	state budget constraints;
•
the possibility that we will not be able to extend or renew any of the contracts relating to these programs. These contracts also are generally subject to frequent change, including changes which may reduce the number of persons enrolled or eligible to enroll, reduce the revenue we receive or increase our administrative or health care costs under those programs. In the event government reimbursement were to decline from projected amounts, our failure to reduce the health care costs associated with these programs could have a material adverse effect on our business. Changes to these government programs in the future may also affect our ability or willingness to participate in these programs. The loss of these contracts or significant changes in these programs as a result of legislative action, including reductions in payments or increases in benefits without corresponding increases in payments, may have a material adverse effect on our financial condition, results of operations and cash flows; and

•
in addition at December 31, 2001, under one of our CMS contracts, we provided health insurance coverage to approximately 232,500 members in Florida. This contract accounted for approximately 16.9% of our total premiums and ASO fees for 2001. The termination of this contract would likely have a material adverse effect upon our financial condition, results of operations, and cash flows.

If we fail to maintain satisfactory relationships with the providers of care to our members, our business could be adversely affected.

We contract with physicians, hospitals and other providers to deliver health care to our members. Our products encourage or require our customers to use these contracted providers. These providers may share medical cost risk with us or have financial incentives to deliver quality medical services in a cost-effective manner.

In any particular market, providers could refuse to contract with us, demand higher payments, or take other actions that could result in higher health care costs for us, less desirable products for customers and members, or difficulty meeting regulatory or accreditation requirements. In some markets, certain providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions and negotiating power. In addition, physician or practice management companies, which aggregate physician practices for administrative efficiency and marketing leverage, may, in some cases, compete directly with us. If these providers refuse to contract with us, use their market position to negotiate favorable contracts, or place us at a competitive disadvantage, our ability to market products or to be profitable in those areas could be adversely affected.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations—(Continued)

In some situations, we have contracts with individual or groups of primary care physicians for an actuarially determined, fixed, per-member-per-month fee under which physicians are paid a fixed amount to provide all required medical services to our members. The inability of providers to properly manage costs under these arrangements can result in the financial instability of such providers and the termination of their relationship with us. In addition, payment or other disputes between the primary care provider and specialists with whom it contracts can result in a disruption in the provision of services to our members or a reduction in the services available. A primary care provider’s financial instability or failure to pay other providers for services rendered could lead that provider to demand payment from us, even though we have made our regular fixed payments to the primary provider. There can be no assurance that providers with whom we contract will properly manage the costs of services, maintain financial solvency or avoid disputes with other providers, the failure of any of which could have an adverse effect on the provision of services to our members and our operations.

Humana Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2001	2000
	(in thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$651,420	$657,562
Investment securities	1,389,596	1,408,522
Premiums receivable, less allowance for doubtful accounts of $38,539 in 2001, and $42,005 in 2000	322,064	205,260
Deferred income taxes	64,221	67,205
Other	195,637	195,517

Total current assets	2,622,938	2,534,066

Property and equipment, net	461,761	434,620
Other assets:
Long-term investment securities	280,320	240,064
Goodwill	776,874	789,541
Deferred income taxes	36,582	102,767
Other	225,163	205,920

Total other assets	1,318,939	1,338,292

Total assets	$4,403,638	$4,306,978

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical and other expenses payable	$1,086,386	$1,181,027
Trade accounts payable and accrued expenses	479,996	428,556
Book overdraft	152,757	148,563
Unearned premium revenues	325,040	333,305
Short-term debt	263,000	599,952

Total current liabilities	2,307,179	2,691,403
Long-term debt	315,489	—
Professional liability risks	241,431	219,768
Other long-term liabilities	31,590	35,386

Total liabilities	2,895,689	2,946,557

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 170,692,520 shares issued in 2001, and 170,889,142 shares issued in 2000	28,449	28,482
Capital in excess of par value	922,439	922,621
Retained earnings	578,122	460,951
Accumulated other comprehensive income (loss)	11,670	(8,509)
Unearned restricted stock compensation	(17,882)	(29,177)
Treasury stock, at cost, 1,880,619 shares in 2001, and 1,823,348 shares in 2000	(14,849)	(13,947)

Total stockholders’ equity	1,507,949	1,360,421

Total liabilities and stockholders’ equity	$4,403,638	$4,306,978

The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2001	2000	1999
	(in thousands, except per share results)
Revenues:
Premiums	$9,938,961	$10,394,631	$9,958,582
Administrative services fees	137,090	86,298	97,940
Investment and other income	118,835	115,021	155,013

Total revenues	10,194,886	10,595,950	10,211,535

Operating expenses:
Medical	8,279,844	8,781,998	8,533,090
Selling, general and administrative	1,545,129	1,524,799	1,466,181
Depreciation and amortization	161,531	146,548	123,858
Asset impairments and other charges	—	—	459,852

Total operating expenses	9,986,504	10,453,345	10,582,981

Income (loss) from operations	208,382	142,605	(371,446)
Interest expense	25,302	28,615	33,393

Income (loss) before income taxes	183,080	113,990	(404,839)
Provision (benefit) for income taxes	65,909	23,938	(22,419)

Net income (loss)	$117,171	$90,052	$(382,420)

Basic earnings (loss) per common share	$0.71	$0.54	$(2.28)

Diluted earnings (loss) per common share	$0.70	$0.54	$(2.28)

The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Capital in Excess of Par Value		Accumulated Other Comprehensive Income (Loss)	Unearned Restricted Stock Compensation		Total Stockolders’ Equity
	Issued Shares	Amount		Retained Earnings			Treasury Stock
	(in thousands)
Balances, January 1, 1999	167,540	$27,923	$902,711	$753,798	$12,771	$(8,814)	$—	$1,688,389
Comprehensive loss:
Net loss	—	—	—	(382,420)	—	—	—	(382,420)
Other comprehensive loss:
Net unrealized investment losses, net of $26,269 tax	—	—	—	—	(41,261)	—	—	(41,261)

Comprehensive loss								(423,681)
Restricted stock grants (forfeitures), net	(43)	(7)	(910)	—	—	(150)	—	(1,067)
Restricted stock amortization	—	—	—	—	—	3,104	—	3,104
Restricted stock market value adjustment	—	—	(4,350)	—	—	4,350	—	—
Stock option exercises	112	19	859	—	—	—	—	878
Stock option tax benefit	—	—	388	—	—	—	—	388

Balances, December 31, 1999	167,609	27,935	898,698	371,378	(28,490)	(1,510)	—	1,268,011

Comprehensive income:
Net income	—	—	—	90,052	—	—	—	90,052
Other comprehensive income:
Net unrealized investment gains, net of $12,721 tax	—	—	—	—	19,981	—	—	19,981

Comprehensive income								110,033
Common stock repurchases	—	—	—	—	—	—	(26,432)	(26,432)
Restricted stock grants (forfeitures), net	2,990	498	20,525	(479)	—	(33,029)	12,485	—
Restricted stock amortization	—	—	—	—	—	7,069	—	7,069
Restricted stock market value adjustment	—	—	1,707	—	—	(1,707)	—	—
Stock option exercises	290	49	1,568	—	—	—	—	1,617
Stock option tax benefit	—	—	123	—	—	—	—	123

Balances, December 31, 2000	170,889	28,482	922,621	460,951	(8,509)	(29,177)	(13,947)	1,360,421

Comprehensive income:
Net income	—	—	—	117,171	—	—	—	117,171
Other comprehensive income:
Net unrealized investment gains, net of $12,847 tax	—	—	—	—	20,179	—	—	20,179

Comprehensive income								137,350
Common stock repurchases	—	—	—	—	—	—	(1,867)	(1,867)
Restricted stock grants (forfeitures), net	(433)	(72)	(1,699)	—	—	815	956	—
Restricted stock amortization	—	—	—	—	—	9,492	—	9,492
Restricted stock market value adjustment	—	—	(988)	—	—	988	—	—
Stock option exercises	237	39	2,244	—	—	—	9	2,292
Stock option tax benefit	—	—	261	—	—	—	—	261

Balances, December 31, 2001	170,693	$28,449	$922,439	$578,122	$11,670	$(17,882)	$(14,849)	$1,507,949

The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2001	2000	1999
	(in thousands)
Cash flows from operating activities
Net income (loss)	$117,171	$90,052	$(382,420)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	161,531	146,548	123,858
Amortization of restricted stock	9,492	7,069	3,104
Gain on sale of property and equipment, net	—	(3,373)	(11,652)
Gain on sale of investment securities, net	(13,853)	(6,615)	(10,641)
Provision for deferred income taxes	56,104	19,287	4,974
Provision for doubtful accounts	4,039	10,927	12,644
Payment of government audit settlement	(8,000)	(14,526)	—
Asset impairments and other charges	—	—	459,852
Changes in operating assets and liabilities excluding the effects of acquisitions and divestitures:
Premiums receivable	(22,836)	(994)	38,593
Other assets	8,184	(8,234)	53,940
Medical and other expenses payable	(179,539)	(195,891)	(22,949)
Workers’ compensation liabilities	—	(30,064)	(150,245)
Other liabilities	27,456	39,020	43,218
Unearned premium revenues	(13,397)	(16,050)	55,601
Other	2,606	3,248	(142)

Net cash provided by operating activities	148,958	40,404	217,735

Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(29,359)	(12,910)	(14,810)
Divestitures, net of cash and cash equivalents disposed	1,470	28,517	—
Purchases of property and equipment	(114,971)	(135,067)	(88,930)
Dispositions of property and equipment	—	21,163	53,833
Purchases of investment securities	(1,874,482)	(1,205,129)	(796,026)
Maturities of investment securities	626,369	543,062	391,440
Proceeds from sales of investment securities	1,272,166	582,339	472,272

Net cash (used in) provided by investing activities	(118,807)	(178,025)	17,779

Cash flows from financing activities
Revolving credit agreement (repayments) borrowings	(520,000)	520,000	(93,000)
Net conduit commercial paper borrowings	263,000	—	—
Net commercial paper repayments	(79,952)	(606,261)	(43,763)
Proceeds from issuance of senior notes	299,277	—	—
Proceeds from other borrowings	5,700	—	—
Debt issue costs	(7,116)	—	—
Change in book overdraft	4,194	(66,618)	(19,243)
Common stock repurchases	(1,867)	(26,432)	—
Other	471	(3,793)	(13,800)

Net cash used in financing activities	(36,293)	(183,104)	(169,806)

(Decrease) increase in cash and cash equivalents	(6,142)	(320,725)	65,708
Cash and cash equivalents at beginning of period	657,562	978,287	912,579

Cash and cash equivalents at end of period	$651,420	$657,562	$978,287

Supplemental cash flow disclosures:
Interest payments	$23,663	$25,190	$33,187
Income tax payments (refunds), net	$11,413	$(35,182)	$(58,375)
Details of businesses acquired in purchase transactions:
Fair value of assets acquired, net of cash acquired	$154,684	$125,816	$20,157
Less: liabilities assumed	(125,325)	(112,906)	(5,347)

Cash paid for acquired businesses, net of cash acquired	$29,359	$12,910	$14,810

The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Reporting Entity

Nature of Operations

Headquartered in Louisville, Kentucky, Humana Inc. is one of the nation’s largest publicly traded health benefits companies, based on our 2001 revenues of $10.2 billion. References throughout this document to “we,” “us,” “our,” “Company,” and “Humana,” mean Humana Inc. and all entities we own. We offer coordinated health insurance coverage and related services through a variety of traditional and Internet-based plans for employer groups and government-sponsored programs. In 2001, over 70% of our premiums and administrative services fees resulted from members located in Florida, Illinois, Texas, Kentucky and Ohio. We derived approximately 44% of our premiums and administrative services fees from contracts with the federal government in 2001.

During the first quarter of 2001, we realigned our management to better reflect our focus on the consumer. As part of this management realignment, we redefined our business into two segments, Commercial and Government. The Commercial segment consists of members enrolled in products marketed to employer groups and individuals, and includes three lines of business: fully insured medical, administrative services only, or ASO, and specialty. The Government segment consists of members enrolled in government-sponsored plans, and includes three lines of business: Medicare+Choice, Medicaid, and TRICARE. Results of each segment are measured by income before income taxes. We allocate all selling, general and administrative expenses, investment and other income, and interest expense, but not assets, to our segments. Members served by our two segments generally utilize the same medical provider networks, enabling us to obtain more favorable contract terms with providers. Our segments also share overhead costs and assets. As a result, the profitability of each segment is interdependent.

2. Summary of Significant Accounting Policies

Basis of Presentation

Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. Our consolidated financial statements include the accounts of Humana Inc., and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to our prior years’ consolidated financial statements to conform with the current year presentation. These adjustments had no effect on previously reported consolidated net income (loss) or stockholders’ equity.

The preparation of financial statements in accordance with generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates are based on knowledge of current events and anticipated future events, and accordingly, actual results may ultimately differ materially from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash, time deposits, money market funds, commercial paper, and certain U.S. Government securities with an original maturity of three months or less. Carrying value approximates fair value due to the short-term maturity of the investments.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investment Securities

Investment securities, which consist primarily of debt and equity securities, have been categorized as available for sale and, as a result, are stated at fair value based generally on quoted market prices. Investment securities available for current operations are classified as current assets. Investment securities available for our capital spending, professional liability, long-term insurance product requirements and strategic investments are classified as long-term assets. Unrealized holding gains and losses, net of applicable deferred taxes, are included as a component of stockholders’ equity until realized.

For the purpose of determining gross realized gains and losses, the cost of investment securities sold is based upon specific identification.

Premiums Receivable and Revenue Recognition

We generally establish one-year commercial membership contracts with employer groups, subject to cancellation by the employer group’s written notice. Our TRICARE contracts with the federal government and various state Medicaid programs are generally multi-year contracts. Our Medicare+Choice contracts with the federal government renew annually. We bill and collect premium remittances from employer groups and some individual Medicare+Choice members monthly. We receive monthly premiums from the federal government and various states according to government specified reimbursement rates and various contractual terms.

Premium revenues are recognized as income in the period members are entitled to receive services, and are net of estimated uncollectible amounts and retroactive membership adjustments. Retroactive membership adjustments result from enrollment changes not yet processed, or not reported by an employer group or the government. We routinely monitor these trends, as well as prevailing and anticipated economic conditions, and any required adjustments are reflected in current operations. Premiums and operating expenses may also include adjustments attributable to our TRICARE contracts, which generally reflect variation in healthcare experience and change orders for services not originally specified in the contracts. Our TRICARE contracts are subject to adjustments resulting from negotiations with the federal government. Revenues and corresponding expenses for these adjustments generally are recognized when a settlement becomes known and the collectibility reasonably assured.

Administrative services fees are earned as services are performed. Administrative services generally include the processing of claims, offering access to our provider networks and clinical programs, and responding to customer services inquiries from members of self-funded employers. Under ASO contracts, self-funded employers and, for TRICARE ASO, the Department of Defense, retain the risk of financing the cost of health benefits.

Premiums receivable are shown net of an allowance for estimated uncollectible accounts and retroactive membership adjustments based on historical trends. Premiums received prior to the period members are entitled to receive services are recorded as unearned premium revenues.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Long-Lived Assets

Property and equipment is carried at cost, and is comprised of the following at December 31, 2001 and 2000:

	2001	2000
	(in thousands)
Land	$32,194	$32,928
Buildings	320,839	319,481
Equipment and computer software	618,775	526,277

	971,808	878,686
Accumulated depreciation	(510,047)	(444,066)

Property and equipment, net	$461,761	$434,620

We compute depreciation expense using the straight-line method over estimated useful lives ranging from 3 to 10 years for equipment, 3 to 7 years for computer software, and 20 to 40 years for buildings. Depreciation expense was $92.9 million in 2001, $84.3 million in 2000, and $78.5 million in 1999.

Goodwill represents the unamortized excess of cost over the fair value of net tangible and identifiable intangible assets acquired. Identifiable intangible assets, which are included in other long-term assets in the accompanying Consolidated Balance Sheets, primarily relate to government, subscriber and provider contracts and the cost of acquired licenses. We amortized goodwill and identifiable intangible assets on a straight-line method over their estimated useful lives over periods ranging from 6 to 20 years for goodwill, and 2 to 20 years for identifiable intangible assets.

We periodically review long-lived assets for impairment whenever adverse events or changes in circumstances indicate the carrying value of the asset may not be recoverable. Losses are recognized when the undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. In addition, we periodically review the estimated lives of all long-lived assets for reasonableness. See Note 13 for a discussion related to our 1999 impairment and estimated life review.

Amortization expense for goodwill was $55.1 million in 2001, $51.9 million in 2000, and $33.8 million in 1999. Amortization expense for identifiable intangible assets was $13.5 million in 2001, $10.3 million in 2000, and $11.6 million in 1999. In conjunction with our 1999 goodwill impairment, we also reviewed the estimated life assigned to goodwill. Effective January 1, 2000, we adopted a 20-year amortization period from the date of acquisition for goodwill previously amortized over 40 years. As further discussed in the “Recently Issued Accounting Pronouncements” section of this Note, we ceased amortizing goodwill subject to an annual impairment test upon adopting Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Medical and Other Expenses Payable and Medical Cost Recognition

Medical costs include claim payments, capitation payments, allocations of certain centralized expenses and various other costs incurred to provide health insurance coverage to members, as well as estimates of future payments to hospitals and others for medical care provided prior to the balance sheet date. Capitation payments represent monthly contractual fees disbursed to primary care physicians and other providers who are responsible for providing medical care to members. We estimate the costs of our future medical claims and other expense payments using actuarial methods and assumptions based upon claim payment patterns, medical cost inflation, historical developments such as claim inventory levels and claim receipt patterns, and other relevant factors, and record medical claims reserves for future payments. We continually review estimates of future payments relating to medical claims costs for services incurred in the current and prior periods and make necessary adjustments to our reserves.

We reassess the profitability of our contracts for providing health insurance coverage to our members when current operating results or forecasts indicate probable future losses. We establish a premium deficiency liability in current operations to the extent that the sum of a market’s expected future medical costs, claim adjustment expenses, and maintenance costs exceeds related future premiums under contract. Anticipated investment income is not considered for purposes of computing the premium deficiency. Losses recognized as a premium deficiency result in a beneficial effect in subsequent periods as operating losses under these contracts are charged to the liability previously established. At December 31, 2001, there were no premium deficiency liabilities. Because the majority of our member contracts renew annually, we do not anticipate recording a premium deficiency liability, except when unanticipated adverse events or changes in circumstances indicate otherwise.

We believe our medical and other expenses payable are adequate to cover future claims payments required. However, such estimates are based on knowledge of current events and anticipated future events. Therefore, the actual liability could differ from the amounts provided.

Book Overdraft

Under our cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes and are classified as a current liability in the Consolidated Balance Sheets.

Income Taxes

We recognize an asset or liability for the deferred tax consequences of temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. We also recognize the future tax benefits such as net operating and capital loss carryforwards as deferred tax assets. A valuation allowance is provided against these deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Professional Liability Risk

Professional liability risks include estimates for claims reported and outstanding, claims incurred but not reported (based on actuarial determinations using past experience, modified

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for current trends), and corresponding loss adjustment expenses incurred to adjudicate such claims. We continually review these estimated liabilities, and make necessary adjustments as warranted.

Stock Options

We account for our stock option plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations, and have adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, or Statement 123. No compensation expense has been recognized in connection with the granting of stock options to employees. See Note 7 for discussion of stock options and the disclosures required by Statement 123.

Earnings (Loss) Per Common Share

We compute basic earnings (loss) per common share on the basis of the weighted average number of unrestricted common shares outstanding. Diluted earnings (loss) per common share is computed on the basis of the weighted average number of unrestricted common shares outstanding plus the dilutive effect of outstanding employee stock options and restricted shares using the treasury stock method.

Recently Issued Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board, or FASB, issued Statement No. 141, Business Combinations, or Statement 141, and Statement No. 142, Goodwill and Other Intangible Assets, or Statement 142.

Statement 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. Use of the pooling-of-interest method is no longer permitted.

Statement 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed at least annually for impairment using a two-step process. The first step is a screen for potential impairment, and the second step measures the amount of impairment, if any. Impairment losses that arise from completing a transitional impairment test during 2002 are to be reported as the cumulative effect of a change in accounting principle at the beginning of the year. Subsequent impairments, if any, would be classified as an operating expense. Statement 142 also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill.

At December 31, 2001, goodwill and identifiable intangible assets represented 19% of total assets and 55% of total stockholders’ equity. In 2001, amortization expense was $55.1 million for goodwill and $13.5 million for identifiable intangible assets. Effective January 1, 2002, we ceased amortizing goodwill upon adopting Statement 142. Statement 142 requires completion of the first step of the transitional impairment test by June 30, 2002. Completion of the second step, if necessary, is required as soon as possible upon completing the first step but no later than December 31, 2002. We are currently in the process of completing the transitional impairment test. This test requires fair value measurements. We expect to use a discounted cash flow analysis and other valuation methodologies which utilize many assumptions and estimates in determining an impairment loss including assumptions and estimates related to future earnings. Until we complete our analysis, no assurances can be given that we will or will not have an impairment.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or Statement 144. Statement 144 develops a single accounting model for long-lived assets to be disposed of by sale, and addresses significant implementation issues related to previous guidance. Statement 144 requires that long-lived assets to be disposed of by sale be measured at the lower of their carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Statement 144 also broadens the reporting of discontinued operations by potentially qualifying more disposal transactions for discontinued operations reporting. Generally, the provisions of Statement 144 are to be applied prospectively beginning on January 1, 2002.

3. Investment Securities

Investment securities classified as current assets at December 31, 2001 and 2000 included the following:

	2001				2000
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
				(in thousands)
U.S. Government obligations	$374,421	$4,254	$(2,249)	$376,426	$139,960	$1,231	$(182)	$141,009
Tax exempt municipal securities	637,898	7,706	(2,354)	643,250	810,940	5,018	(6,410)	809,548
Corporate and other securities	266,931	2,594	(2,878)	266,647	257,511	2,232	(3,557)	256,186
Mortgage-backed securities	904	13	—	917	28,169	916	(5)	29,080
Redeemable preferred stocks	29,773	36	(1,597)	28,212	61,125	16	(2,745)	58,396

Debt securities	1,309,927	14,603	(9,078)	1,315,452	1,297,705	9,413	(12,899)	1,294,219
Equity securities	80,275	894	(7,025)	74,144	123,803	1,280	(10,780)	114,303

Investment securities	$1,390,202	$15,497	$(16,103)	$1,389,596	$1,421,508	$10,693	$(23,679)	$1,408,522

Investment securities classified as long-term assets at December 31, 2001 and 2000 included the following:

	2001				2000
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
				(in thousands)
U.S. Government obligations	$31,906	$8	$(218)	$31,696	$—	$—	$—	$—
Tax exempt municipal securities	65,877	727	(874)	65,730	76,637	1,112	(629)	77,120
Corporate and other securities	74,398	687	(1,416)	73,669	76,250	356	(1,054)	75,552
Mortgage-backed securities	22,449	—	—	22,449	25,771	—	—	25,771
Redeemable preferred stocks	48,387	22,001	(92)	70,296	42,291	9	(54)	42,246

Debt securities	243,017	23,423	(2,600)	263,840	220,949	1,477	(1,737)	220,689
Equity securities	16,565	11	(96)	16,480	19,582	—	(207)	19,375

Long-term investment securities	$259,582	$23,434	$(2,696)	$280,320	$240,531	$1,477	$(1,944)	$240,064

The contractual maturities of debt securities available for sale at December 31, 2001, regardless of their balance sheet classification, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Amortized Cost	Fair Value
	(in thousands)
Due within one year	$89,415	$88,748
Due after one year through five years	601,338	609,745
Due after five years through ten years	360,516	358,972
Due after ten years	501,675	521,827

Total debt securities	$1,552,944	$1,579,292

Gross realized investment gains were $25.1 million in 2001, $8.1 million in 2000, and $18.0 million in 1999. Gross realized investment losses were $11.2 million in 2001, $1.5 million in 2000, and $7.4 million in 1999.

4. Income Taxes

The provision (benefit) for income taxes consisted of the following:

	For the year ended December 31,
	2001	2000	1999
	(in thousands)
Current provision (benefit):
Federal	$527	$2,715	$(18,377)
State and Puerto Rico	9,278	1,936	(9,016)

Total current provision (benefit)	9,805	4,651	(27,393)

Deferred provision:
Federal	50,494	17,358	4,477
State and Puerto Rico	5,610	1,929	497

Total deferred provision	56,104	19,287	4,974

Provision (benefit) for income taxes	$65,909	$23,938	$(22,419)

The provision (benefit) for income taxes was different from the amount computed using the federal statutory rate due to the following:

	For the year ended December 31,
	2001	2000	1999
	(in thousands)
Income tax provision (benefit) at federal statutory rate	$64,078	$39,897	$(141,694)
State and Puerto Rico income taxes, net of federal benefit	1,225	8,822	(16,216)
Tax exempt investment income	(14,687)	(16,915)	(18,871)
Amortization expense	17,960	17,202	11,435
Capital loss on sale of workers’ compensation business	3,545	(42,807)	—
Capital loss valuation allowance	(3,545)	15,487	—
Long-lived asset impairment	—	—	142,387
Other, net	(2,667)	2,252	540

Provision (benefit) for income taxes	$65,909	$23,938	$(22,419)

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income tax balances reflect the impact of temporary differences between the tax bases of assets or liabilities and their reported amounts in our consolidated financial statements, and are stated at enacted tax rates expected to be in effect when the reported amounts are actually recovered or settled. Principal components of our net deferred tax balances at December 31, 2001 and 2000 are as follows:

	Assets (Liabilities)
	2001	2000
	(in thousands)
Investment securities	$(7,831)	$5,233
Depreciable property and intangible assets	(66,009)	(43,722)
Medical and other expenses payable	32,442	37,616
Professional liability risks	9,183	8,765
Compensation and other accruals	37,462	50,301
Alternative minimum tax credit	26,470	18,499
Net operating loss carryforwards	36,727	52,512
Capital loss carryforward	44,301	56,255
Valuation allowance—capital loss carryforward	(11,942)	(15,487)

Deferred income taxes	$100,803	$169,972

At December 31, 2001, we had approximately $94.4 million of net operating losses to carryforward related to prior acquisitions. These net operating loss carryforwards, if unused to offset future taxable income, will expire in 2002 through 2019.

At December 31, 2001, we had approximately $113.9 million of capital losses to carryforward, primarily related to the sale of our workers’ compensation business in 2000. These capital loss carryforwards, if unused to offset future capital gains, will expire in 2005. A valuation allowance was established for a portion of these deferred tax assets.

Based on our historical taxable income record and estimates of future capital gains and profitability, we have concluded that operating income and capital gains will be sufficient to give rise to tax expense and capital gains to recover all deferred tax assets, net of the valuation allowance.

5. Debt

The following table presents our short-term and long-term debt outstanding at December 31, 2001 and 2000:

	December 31,
	2001	2000
	(in thousands)
Short-term debt:
Credit agreements	$—	$520,000
Conduit commercial paper financing program	263,000	—
Commercial paper program	—	79,952

Total short-term debt	$263,000	$599,952

Long-term debt:
Senior notes	$309,789	$—
Other long-term borrowings	5,700	—

Total long-term debt	$315,489	$—

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Senior Notes

On August 7, 2001, we issued $300 million 7¼% senior, unsecured notes due August 1, 2006 at 99.759% for proceeds of $299.3 million. The proceeds from this offering were used to repay a portion of the amounts outstanding under our credit facility that existed at that time.

In order to hedge the risk of changes in the fair value of our $300 million 7¼% senior notes attributable to fluctuations in interest rates, we entered into interest rate swap agreements. Interest rate swap agreements, which are considered derivatives, are contracts that exchange interest payments on a specified principal amount, or notional amount, for a specified period. Our interest rate swap agreements exchange the 7¼% fixed interest rate under our senior notes for a variable interest rate, which was 3.56% at December 31, 2001. The $300 million swap agreements mature on August 1, 2006, and have the same critical terms as our senior notes. Changes in the fair value of the 7¼% senior notes and the swap agreements due to changing interest rates are assumed to offset each other completely, resulting in no impact to earnings from hedge ineffectiveness.

Our swap agreements are recognized in our consolidated balance sheet at fair value with an equal and offsetting adjustment to the carrying value of our senior notes. The fair value of our swap agreements are estimated based on quoted market prices of comparable agreements and reflects the amounts we would receive (or pay) to terminate the agreements at the reporting date. At December 31, 2001, the $10.5 million fair value of our swap agreements is included in other long-term assets. Likewise, the carrying value of our senior notes has been increased $10.5 million to its fair value. The counterparties to our swap agreements are major financial institutions with which we also have other financial relationships.

Credit Agreements

On October 11, 2001, we replaced our existing credit agreement with two new unsecured revolving credit agreements consisting of a $265 million, 4-year revolving credit agreement and a $265 million, 364-day revolving credit agreement with a one-year term out option. Under these new agreements, at our option, we can borrow on either a competitive advance basis or a revolving credit basis. The revolving credit portion of both the 4-year and 364-day agreements bear interest at either a fixed rate or floating rate based on LIBOR plus a spread. The spread, which varies depending on our credit ratings, ranges from 80 to 125 basis points for our 4-year agreement, and 85 to 137.5 basis points for our 364-day agreement. We also pay an annual facility fee regardless of utilization. This facility fee, currently 25 basis points, may fluctuate between 15 and 50 basis points, depending upon our credit ratings. The competitive advance portion of any borrowings under either the 4-year or 364-day revolving credit agreements will bear interest at market rates prevailing at the time of borrowing on either a fixed rate or a floating rate basis, at our option.

These credit agreements contain customary restrictive and financial covenants as well as customary events of defaults, including financial covenants regarding the maintenance of net worth, and minimum interest coverage and maximum leverage ratios. The terms of each of these credit agreements also include standard provisions related to conditions of borrowing, including a customary material adverse effect clause which could limit our ability to borrow. We have not experienced a material adverse effect and we know of no circumstances or events which would be reasonably likely to result in a material adverse effect. We do not believe the

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

material adverse effect clause poses a material funding risk to Humana in the future. The minimum net worth requirement was $1,091.2 million at December 31, 2001 and increases by 50% of consolidated net income each quarter. The minimum interest coverage ratio is generally calculated by dividing interest expense into earnings before interest and tax expense, or EBIT. The maximum leverage ratio is generally calculated by dividing debt into earnings before interest, taxes, depreciation and amortization expense, or EBITDA. EBIT and EBITDA used to calculate compliance with these financial covenants is based upon four consecutive quarters. The current minimum interest coverage ratio of 3.0, increases to 3.5 effective December 31, 2002, and to 4.0 effective December 31, 2003. The current maximum leverage ratio of 3.0 declines to 2.75 effective December 31, 2002, and to 2.5 effective December 31, 2003. We were in compliance with all covenants at December 31, 2001, including the more restrictive future minimum interest coverage and maximum leverage requirements.

Commercial Paper Programs

We maintain and issue short-term debt securities under a commercial paper program. The program is backed by our credit agreements described above. Aggregate borrowing under both the credit agreement and commercial paper program cannot exceed $530 million. Since the fourth quarter of 2000, reduced direct access to the commercial paper market has resulted in fewer borrowings under this program. As part of our 2001 refinancing, we increased our indirect access to the commercial paper market through our conduit commercial paper financing program. Under this program, a third party issues commercial paper and loans the proceeds of those issuances to us so that the interest and principal payments on the loans match those on the underlying commercial paper. The $265 million, 364-day revolving credit agreement supports the conduit commercial paper financing program of up to $265 million. The weighted average interest rate on our conduit commercial paper borrowings was 2.51% at December 31, 2001. The carrying value of these borrowings approximates fair value as the interest rate on the borrowings varies at market rates.

Other Borrowings and Letters of Credit

Other borrowings of $5.7 million at December 31, 2001 represent low-interest financing for the renovation of a building payable in various installments beginning, generally, in 2003 through 2011. Issued and undrawn letters of credit total $25.4 million at December 31, 2001. These letters of credit were issued primarily to support obligations of our wholly owned captive insurance subsidiary related to our professional liability risks. These letters of credit renew automatically on an annual basis unless the beneficiary is otherwise notified. Over the past 5 years, we have not had to fund any letters of credit.

6.    PROFESSIONAL LIABILITY RISKS

We insure substantially all professional liability risks through a wholly owned captive insurance subsidiary. We reinsure levels of coverage for losses in excess of our retained limits with unrelated insurance carriers. Provisions for such risks, including expenses incident to claim settlements, were $45.2 million in 2001, $32.3 million in 2000, and $57.2 million in 1999. The amount for 1999 includes $24.9 million of professional liability reserve strengthening discussed in Note 13. The following table presents our professional liability risks and related reinsurance

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recoverables as well as their classification in our consolidated balance sheet at December 31, 2001 and 2000:

	December 31,
	2001	2000
	(in thousands)
Allowance for professional liability risks:
Current (included in trade accounts payable and accrued expenses)	$60,087	$55,341
Long-term	241,431	219,768

Total allowance for professional liability risks	$301,518	$275,109

Reinsurance recoverables:
Current (included in other current assets)	$37,759	$34,814
Long-term (included in other long-term assets)	144,651	133,370

Total reinsurance recoverables	$182,410	$168,184

7.    EMPLOYEE BENEFIT PLANS

Employee Savings Plan

We have defined contribution retirement and savings plans covering eligible employees. Our contribution to these plans is based on various percentages of compensation, and in some instances, on the amount of our employees’ contributions to the plans. The cost of these plans amounted to approximately $33.1 million in 2001, $32.7 million in 2000, and $27.2 million in 1999, all of which was funded currently to the extent it currently was deductible for federal income tax purposes. Based on the year end closing stock price of $11.925, approximately 23% of the retirement and savings plan’s assets were invested in our common stock representing less than 5% of the shares outstanding as of December 31, 2001. The Company match is invested in the Humana common stock fund. However, a participant may reinvest in any other plan investment option at any time.

Stock Based Compensation

We have plans under which restricted stock awards and options to purchase our common stock have been granted to officers, directors, key employees and consultants. We granted awards of restricted stock of 155,000 shares (125,000 from treasury) in 2001, 4,785,000 shares (1,700,000 from treasury) in 2000, and 11,000 shares in 1999. Restricted stock forfeitures were 463,500 shares in 2001, 94,500 shares in 2000, and 54,000 shares in 1999. These awards generally vest three years from the date of grant. In 1998, we awarded 400,000 shares and in 1999 we awarded 11,000 shares of performance-based restricted stock to officers and key employees. These performance-based restricted shares had the potential to vest in equal one-third installments beginning January 1, 2000, provided we met certain earnings goals. Since these goals were met in 2001, and vesting was cumulative, the remaining 270,000 shares of this restricted stock award vested in 2002. Unearned compensation under the restricted stock award plans is amortized over the vesting periods. Compensation expense recognized related to our stock award plans was $9.5 million in 2001, $7.1 million in 2000, and $3.1 million in 1999.

Options are granted at the average market price on the date of grant. Exercise provisions vary, but most options vest in whole or in part 1 to 5 years after grant and expire 10 years after grant. At December 31, 2001, there were 13,893,859 shares reserved for employee and director stock option plans and there were 3,435,911 shares of common stock available for future grants. During the first quarter of 2002, a total of 1,204,500 options were granted.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Activity for our options plans for the years ended December 31, 2001, 2000, and 1999 is summarized below:

	Shares Under Option	Exercise Price Per Share			Weighted Average Exercise Price
Balance, January 1, 1999	8,805,652	$6.56	to	$26.94	$14.52
Granted	3,966,750	6.88	to	19.25	14.16
Exercised	(105,232)	6.56	to	8.91	7.26
Canceled or lapsed	(1,347,989)	8.00	to	26.31	18.32

Balance, December 31, 1999	11,319,181	6.56	to	26.94	14.00
Granted	1,090,500	6.41	to	14.19	7.26
Exercised	(267,171)	7.59	to	15.47	7.89
Canceled or lapsed	(752,493)	6.50	to	23.06	15.74

Balance, December 31, 2000	11,390,017	6.41	to	26.94	13.41
Granted	935,500	9.37	to	14.94	11.30
Exercised	(236,878)	6.50	to	9.59	7.66
Canceled or lapsed	(1,630,691)	6.50	to	23.44	16.71

Balance, December 31, 2001	10,457,948	$6.41	to	$26.94	$12.84

A summary of our stock options outstanding and exercisable at December 31, 2001 follows:

			Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices			Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$ 6.41	to	$9.85	4,388,725	5.66 Years	$7.93	2,781,809	$7.71
10.03	to	14.94	808,750	8.75 Years	12.31	93,423	12.64
15.59	to	19.31	5,010,673	5.37 Years	16.76	4,534,709	16.53
20.16	to	26.94	249,800	4.93 Years	22.04	247,800	22.05

$ 6.41	to	$26.94	10,457,948	5.74 Years	$12.84	7,657,741	$13.46

At December 31, 2000, there were 7,583,941 options exercisable with a weighted average exercisable price of $14.09. At December 31, 1999, there were 6,286,826 options exercisable with a weighted average exercisable price of $13.71. Under Statement 123, employee stock options are valued at the grant date using the Black-Scholes valuation model, and the resulting compensation cost is recognized ratably over the vesting period. Had compensation cost for our stock option plans been determined under Statement 123, net income (loss) and earnings (loss) per common share would have been changed from the reported amounts to the pro forma amounts shown below:

	Year ended December 31,
	2001		2000		1999
	Reported	Pro Forma	Reported	Pro Forma	Reported	Pro Forma
	(in thousands, except per share results)
Net income (loss)	$117,171	$113,427	$90,052	$82,291	$(382,420)	$(402,406)
Basic earnings (loss) per common share	$0.71	$0.69	$0.54	$0.49	$(2.28)	$(2.40)
Diluted earnings (loss) per common share	$0.70	$0.68	$0.54	$0.49	$(2.28)	$(2.40)

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of each option granted during 2001, 2000, and 1999 was estimated on the date of grant using the Black-Scholes pricing model with the following weighted average assumptions:

	2001	2000	1999
Dividend yield	None	None	None
Expected volatility	44.7%	44.8%	43.8%
Risk-free interest rate	4.9%	6.7%	5.6%
Expected option life (years)	5.4	7.5	8.3
Weighted average fair value at grant date	$5.53	$4.17	$8.10

The effects of applying Statement 123 in the pro forma disclosures are unlikely to be representative of the effects on pro forma net income for future years since variables such as option grants, exercises, and stock price volatility included in the disclosures may not be indicative of future activity.

8.    EARNINGS (LOSS) PER COMMON SHARE COMPUTATION

Detail supporting the computation of basic and diluted earnings (loss) per common share follows:

	For the year ended December 31,
	2001	2000	1999
	(in thousands, except per share results)

Net income (loss) available for common stockholders	$117,171	$90,052	$(382,420)
Weighted average outstanding shares of common stock used to compute basic earnings (loss) per common share	164,071	166,225	167,556
Dilutive effect of:
Employee stock options	811	331	—
Restricted stock awards	2,426	376	—

Shares used to compute diluted earnings (loss) per common share	167,308	166,932	167,556

Basic earnings (loss) per common share	$0.71	$0.54	$(2.28)

Diluted earnings (loss) per common share	$0.70	$0.54	$(2.28)

Stock options to purchase 5,743,473 shares in 2001, 11,676,093 shares in 2000, and 9,427,060 shares in 1999, were not dilutive and, therefore, were not included in the computations of diluted earnings (loss) per common share.

9.    STOCKHOLDERS’ EQUITY

Stock Repurchase Plan

In 2000, our Board of Directors authorized the repurchase of up to five million of our common shares. In 2001, we repurchased 187,500 shares of our common stock for approximately $1.9 million. Under this authorization, as of December 31, 2001, we have repurchased a total of approximately 3.6 million of our common shares for an aggregate purchase price of $28.3 million, at an average cost of $7.82 per share.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stockholders’ Rights Plan

We have a stockholders’ rights plan designed to deter takeover initiatives not considered to be in the best interests of our stockholders. The rights are redeemable by action of our Board of Directors at a price of $0.01 per right at any time prior to their becoming exercisable. Pursuant to the plan, under certain conditions, each share of stock has a right to acquire 1/100th of a share of Series A Participating Preferred Stock at a price of $145 per share. This plan expires in 2006.

Regulatory Requirements

Certain of our subsidiaries operate in states that regulate the payment of dividends to Humana Inc., our parent, require minimum levels of equity, and limit investments to approved securities. The amount of dividends that may be paid to Humana Inc. by these subsidiaries, without prior approval by state regulatory authorities, is limited based on the entity’s level of statutory income and statutory capital and surplus. As of December 31, 2001, our regulated health insurance subsidiaries, other than our federally regulated TRICARE subsidiaries, maintained aggregate statutory capital and surplus of $1,079.9 million. Each of these subsidiaries was in compliance with applicable statutory requirements which aggregated $521.9 million in total.

For each of our regulated subsidiaries, we submit financial statements to regulatory authorities in every state in which that subsidiary conducts business. These financial statements apply a statutory basis of accounting. On January 1, 2001, changes to the statutory basis of accounting became effective, but did not materially impact our compliance with aggregate minimum statutory capital and surplus requirements.

10.    COMMITMENTS AND CONTINGENCIES

Leases

We lease facilities, computer hardware, and other equipment under long-term operating leases that are noncancelable and expire on various dates through 2017. Rent expense and sublease rental income for all operating leases are as follows for the years ended December 31, 2001, 2000, and 1999:

	For the year ended December 31,
	2001	2000	1999
	(in thousands)
Rent expense	$80,124	$72,683	$60,596
Sublease rental income	(27,755)	(29,003)	(25,118)

Net rent expense	$52,369	$43,680	$35,478

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future annual minimum payments due subsequent to December 31, 2001 under all of our noncancelable operating leases in excess of one year are as follows:

(in thousands)
2002	$72,596
2003	58,572
2004	44,453
2005	35,268
2006	26,103
Thereafter	66,252

Total minimum lease payments	303,244
Less: minimum sublease rental payments	85,302

Net minimum lease payments	$217,942

Certain 5-year airplane operating leases included above provide for a residual value guarantee of no more than $13.1 million on December 29, 2004, the end of the lease term. We have the right to exercise a purchase option with respect to the leased equipment or the equipment can be sold to a third party. If the fair value of the airplanes, which was $20.3 million at lease inception, falls between a range of $5.0 million and $18.1 million at the end of the lease term, we would be obligated to pay the difference between $18.1 million and the fair value at the end of the lease term up to a maximum payment of $13.1 million. A $3.5 million gain in connection with the 1999 sale/leaseback transaction is being deferred until the residual value guarantee is resolved at the end of the lease term. The estimated fair market value at December 31, 2001 of the airplanes exceeds the residual value guarantee, therefore, we have not accrued for any loss.

Government and Other Contracts

Our Medicare+Choice contracts with the federal government are renewed for a one-year term each December 31 unless terminated 90 days prior thereto. Increased funding beginning March 1, 2001 specific to the Medicare, Medicaid and State Children’s Health Insurance Benefits Improvement and Protection Act, or BIPA, is being used to provide additional funding under contracts with our providers and to lower member premiums in certain markets. Legislative proposals are being considered which may revise the Medicare+Choice program’s current support of the use of managed health care for Medicare+Choice beneficiaries and future reimbursement rates. We are unable to redict the outcome of these proposals or the impact they may have on our financial position, results of operations, or cash flows.

Effective July 1, 2001, our TRICARE contract for Regions 3 and 4 was renewed for up to two additional years subject to annual renewal at the option of the Department of Defense. The Department of Defense has notified us of its intent to renew the TRICARE contract for Regions 2 and 5 that we acquired from Anthem through April 30, 2003.

Our Medicaid contracts in Puerto Rico, Florida and Illinois generally are annual contracts. The two contracts with the Health Insurance Administration in Puerto Rico expire on June 30, 2002, unless extended. Both parties have agreed to use good faith efforts to extend for a period of no less than 12 months covering no fewer beneficiaries than the current contracts. We believe that at the end of the current contract period this contract will be renewed.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The loss of any of these government contracts or significant changes in these programs as a result of legislative action, including reductions in premium payments to us, or increases in member benefits without corresponding increases in premium payments to us, may have a material adverse effect on our financial position, results of operations, and cash flows.

Legal Proceedings

Securities Litigation

Six purported class action complaints were filed in 1999 in the United States District Court for the Western District of Kentucky at Louisville by purported stockholders of the Company against the Company and certain of its current and former directors and officers. The complaints contained the same or substantially similar allegations; namely, that the Company and the individual defendants knowingly or recklessly made false or misleading statements in press releases and public filings concerning the Company’s financial condition, primarily with respect to the impact of negotiations over renewal of the Company’s contract with HCA-The Healthcare Company, formerly Columbia/HCA Healthcare Corporation, which took effect April 1, 1999. The complaints allege violations of Section 10(b) of the Securities Exchange Act of 1934 (the “1934 Act”) and SEC Rule 10b-5 and Section 20(a) of the 1934 Act. They seek certification of a class of stockholders who purchased shares of Humana common stock starting either (in four complaints) in late October 1998 or (in two complaints) on February 9, 1999, and ending (in all complaints) on April 8, 1999. Plaintiffs moved for consolidation of the actions, now styled In Re Humana Inc. Securities Litigation, and filed a consolidated Complaint. On April 28, 2000, the defendants filed a motion requesting dismissal of the Consolidated Complaint. On November 7, 2000, the United States District Court for the Western District of Kentucky issued a Memorandum Opinion and Order dismissing the action. On November 30, 2000, the plaintiffs filed a notice of appeal to the Court of Appeals for the Sixth Circuit. Oral argument is scheduled for June 11, 2002. The Company believes the above allegations are without merit and intends to continue to pursue defense of the action.

In late 1997, three purported class action complaints were filed in the United States District Court for the Southern District of Florida by former stockholders of Physician Corporation of America, or PCA, and certain of its former directors and officers. We acquired PCA by a merger that became effective on September 8, 1997. The three actions were consolidated into a single action entitled In re Physician Corporation of America Securities Litigation. The consolidated complaint alleges that PCA and the individual defendants knowingly or recklessly made false and misleading statements in press releases and public filings with respect to the financial and regulatory difficulties of PCA’s workers’ compensation business. On May 5, 1999, plaintiffs moved for certification of the purported class, and on August 25, 2000, the defendants moved for summary judgment. On January 31, 2001, defendants were granted leave to file a third-party complaint for declaratory judgment on insurance coverage. The defendants seek a determination that the defense costs and liability, if any, resulting from the class action defense are covered by an insurance policy issued by one insurer and, in the alternative, declaring that there is coverage under policies issued by two other insurers. Defendants have moved for summary judgment on the third-party complaint, and the third-party defendants have moved to dismiss or stay the third-party complaint. On March 6, 2002, the Court, while not dismissing the matter, ordered mediation of the insurance coverage issue in accordance with the requirements of one of the insurance contracts.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Managed Care Industry Class Action Litigation

We are involved in several purported class action lawsuits that are part of a wave of generally similar actions that target the health care payor industry and particularly target managed care companies. As a result of action by the Judicial Panel on Multi District Litigation, most of the cases against us, as well as similar cases against other companies in the industry, have been consolidated in the United States District Court for the Southern District of Florida, or the Court, and are now styled In re Managed Care Litigation. The cases include separate suits against us and five other managed care companies that purport to have been brought on behalf of members, which are referred to as the subscriber track cases, and a single action against us and seven other companies that purports to have been brought on behalf of providers, which is referred to as the provider track case.

In the subscriber track cases, the plaintiffs seek a recovery under RICO for all persons who are or were subscribers at any time during the four-year period prior to the filing of the complaints. Plaintiffs also seek to represent a subclass of policyholders who purchased insurance through their employers’ health benefit plans governed by ERISA, and who are or were subscribers at any time during the six-year period prior to the filing of the complaints. The complaints allege, among other things, that we intentionally concealed from members certain information concerning the way in which we conduct business, including the methods by which we pay providers. The plaintiffs do not allege that any of the purported practices resulted in denial of any claim for a particular benefit, but instead, claim that we provided the purported class with health insurance benefits of lesser value than promised. The complaints also allege an industry-wide conspiracy to engage in the various alleged improper practices. The plaintiffs seek certification of a class consisting of all members of our medical plans, excluding Medicare and Medicaid plans, for the period from 1990 to 1999. We filed our opposition to the motion for class certification on November 15, 2000. A hearing on the class certification issue was conducted on July 24, 2001. No ruling has been issued on this request.

On February 20, 2002, the Court issued its ruling on the defendants’ motions to dismiss the Second Consolidated Amended Complaint (the “Amended Complaint”). The Amended Complaint was filed on June 29, 2001, after the Court dismissed most of the claims in the original complaints, but granted leave to refile. In its February 20, 2002, ruling, the Court dismissed the RICO claims of ten of the sixteen named plaintiffs, including three of the four involving us, on the ground that the McCarran-Ferguson Act prohibited their claims because they interfered with the state regulatory processes in the states in which they resided (Florida, New Jersey, California and Virginia). With respect to ERISA, the Court dismissed the misrepresentation claims of current members, finding that they have adequate remedies under the law and failed to exhaust administrative remedies. Claims for former members were not dismissed. The Court also refused to dismiss claims by all members for breach of fiduciary duty arising from alleged interference with the doctor-patient relationship by the use of so-called “gag clauses” that assertedly prohibited doctors from freely communicating with members. On March 1, 2002, we and other defendants requested that the Court allow us to ask the United States Court of Appeals for the Eleventh Circuit to review the Court’s refusal to follow the decision by the Court of Appeals for the Third Circuit in Maio v. Aetna that would have resulted in dismissal of the RICO claims. On March 4, 2002, the defendants filed a Motion for Partial Reconsideration of the February 20, 2002, Dismissal Order.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the provider track case, the plaintiffs assert that we and other defendants improperly (i) paid providers’ claims and (ii) “downcoded” their claims by paying lesser amounts than they submitted. The complaint alleges, among other things, multiple violations under RICO as well as various breaches of contract and violations of regulations governing the timeliness of claim payments. We moved to dismiss the provider track complaint on September 8, 2000, and the other defendants filed similar motions thereafter. On March 2, 2001, the Court dismissed certain of the plaintiffs’ claims pursuant to the defendants’ several motions to dismiss. However, the Court allowed the plaintiffs to attempt to correct the deficiencies in their complaint with an amended pleading with respect to all of the allegations except the claim under the federal Medicare regulations, which was dismissed with prejudice. The Court also left undisturbed the plaintiffs’ claims for breach of contract. On March 26, 2001, the plaintiffs filed their amended complaint which, among other things, added four state or county medical associations as additional plaintiffs. Two of those, the Denton County Medical Society and the Texas Medical Association, purport to bring their actions against us, as well as against several other defendant companies. The Medical Association of Georgia and the California Medical Association purport to bring their actions against various other defendant companies. The associations seek injunctive relief only. The Florida Medical Association has also announced its intent to join the action. The defendants filed a motion to dismiss the amended complaint on April 30, 2001. On October 27, 2000, the plaintiffs filed a motion for class certification. We filed our opposition to that motion on November 17, 2000. Oral argument on the motion for class certification was conducted May 7, 2001. No ruling has been issued.

Some defendants filed appeals to the United States Court of Appeals for the Eleventh Circuit from a ruling by the district court that refused to enforce several arbitration clauses in the provider agreements with the defendants in certain respects. On March 14, 2002, the Court of Appeals upheld the district court’s rulings on the arbitration issues.

We intend to continue to defend these actions vigorously.

Chipps v. Humana Health Insurance Company of Florida, Inc.

On January 4, 2000, a jury in Palm Beach County, Florida, rendered an approximately $80 million verdict against us in a case arising from removal of an insured from a special case management program. The award included approximately $78.5 million of punitive damages, $1 million of damages for emotional distress and $29,000 of damages for contractual benefits. On September 19, 2001, the Court of Appeals overturned the verdict, citing numerous errors by the trial court, and remanded for a new trial. The plaintiff filed a Motion for Rehearing EnBanc with the Court of Appeals on October 3, 2001. The Court of Appeals modified its ruling somewhat, but affirmed its reversal of the verdict. The case subsequently was settled in the first quarter of 2002 for approximately $2.2 million. This settlement was fully reserved at December 31, 2001.

Government Audits and Other Litigation and Proceedings

In July 2000, the Office of the Florida Attorney General initiated an investigation, apparently relating to some of the same matters that are involved in the purported class action lawsuits described above. While the Attorney General has filed no action against us, he has indicated that he may do so in the future. On September 21, 2001, the Texas Attorney General initiated a similar investigation. These investigations are ongoing, and we have cooperated with the regulators in both states.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On May 31, 2000, we entered into a five-year Corporate Integrity Agreement, or CIA, with the Office of Inspector General, or OIG, of the Department of Health and Human Services. Under the CIA, we are obligated to, among other things, provide training, conduct periodic audits and make periodic reports to the OIG.

In addition, our business practices are subject to review by various state insurance and health care regulatory authorities and federal regulatory authorities. Recently, there has been increased scrutiny by these regulators of the managed health care companies’ business practices, including claims payment practices and utilization management. We have been and continue to be subject to such reviews. Some of these could require changes in some of our practices and could also result in fines or other sanctions.

We also are involved in other lawsuits that arise in the ordinary course of our business operations, including claims of medical malpractice, bad faith, failure to properly pay claims, nonacceptance or termination of providers, failure to disclose network discounts and various provider arrangements, challenges to subrogation practices, and claims relating to performance of contractual obligations to providers and others. Recent court decisions and pending state and federal legislative activity may increase our exposure for any of these types of claims.

Personal injury claims and claims for extracontractual damages arising from medical benefit denials are covered by insurance from our wholly owned captive insurance subsidiary and excess carriers, except to the extent that claimants seek punitive damages, which may not be covered by insurance in certain states in which insurance coverage for punitive damages is not permitted. In addition, insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future. In 2002, we increased the retention limits with respect to our wholly owned captive insurance subsidiary as a result of substantially higher insurance rates.

We do not believe that any pending or threatened legal actions against us or audits by agencies will have a material adverse effect on our financial position, results of operations, or cash flows. However, the likelihood or outcome of current or future suits, like the purported class action lawsuits described above, cannot be accurately predicted with certainty. In addition, the increased litigation which has accompanied the recent negative publicity and public perception of our industry adds to this uncertainty. Therefore, such legal actions could have a material adverse effect on our financial position, results of operations and cash flows.

11.    ACQUISITIONS AND DIVESTITURES

Acquisitions

On May 31, 2001, we acquired the outstanding shares of common stock of a newly-formed Anthem Health Insurance Company subsidiary responsible for administering TRICARE benefits in Regions 2 and 5 for $43.5 million in cash, net of direct transaction costs.

During 2000, we acquired a Houston-based health plan, two operating shell entities for future business initiatives, and a hospital in-patient management services firm for $76.3 million in cash, net of direct transaction costs.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On June 1, 1999, we reached an agreement with FPA Medical Management, Inc., or FPA, FPA’s lenders and a federal bankruptcy court under which we acquired the operations of 50 medical centers from FPA for approximately $14.8 million in cash, net of direct transaction costs. We subsequently transferred operating responsibility for all acquired FPA medical centers under long-term provider agreements.

We accounted for each of these acquisitions under the purchase method of accounting and accordingly, our consolidated results of operations include the results of the acquired businesses from the date of acquisition. For each acquisition, we allocated the purchase price to net tangible and identifiable intangible assets based upon their fair values. Any remaining value not assigned to net tangible or identifiable intangible assets was then allocated to goodwill. Identifiable intangible assets primarily relate to government, subscriber and provider contracts and the cost of the acquired licenses. Goodwill and identifiable intangible assets recorded in connection with the acquisitions were $44.8 million in 2001, $52.1 million in 2000, and $16.5 million in 1999. The identifiable intangible assets are being amortized over periods ranging from 2 to 20 years, with a weighted average life of 5.7 years, while goodwill is being amortized over periods ranging from 6 to 20 years, with a weighted average life of 17.0 years. Unaudited pro forma results of operations information have not been presented because the effects, individually or in the aggregate, of these acquisitions were not significant to our results of operations or financial position.

Effective January 1, 2000, we adopted a 20-year amortization period from the date of acquisition for goodwill previously amortized over 40 years. As further discussed in Note 2, we ceased amortizing goodwill, subject to an annual impairment test upon adopting Statement 142 effective January 1, 2002.

Divestitures

During 2000, we completed transactions to divest our workers’ compensation, north Florida Medicaid and Medicare supplement businesses. We estimated and recorded a $117.2 million loss in 1999 related to these divestitures. There was no change in the estimated loss during 2000. Divested assets, consisting primarily of investment securities and reinsurance recoverables, totaled $651.9 million. Divested liabilities, consisting primarily of workers’ compensation and other reserves, totaled $437.6 million. Cash proceeds were $97.1 million, net of direct transaction costs for 2000. Revenue and pretax results associated with these businesses for the years ended December 31, 2000, and 1999 were as follows:

	For the year ended December 31,
	2000	1999
	(in thousands)
Revenues	$102,939	$218,090
Pretax results	$(8,359)	$(12,889)

12.    SEGMENT INFORMATION

During the first quarter of 2001, we realigned our management to better reflect our focus on the consumer. As part of this management realignment, we redefined our business into two segments, Commercial and Government. The Commercial segment consists of members

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

enrolled in products marketed to employer groups and individuals, and includes three lines of business: fully insured medical, administrative services only, or ASO, and specialty. The Government segment consists of members enrolled in government-sponsored plans, and includes three lines of business: Medicare+Choice, Medicaid, and TRICARE. Results of each segment are measured by income before income taxes. We allocate all selling, general and administrative expenses, investment and other income, and interest expense, but not assets, to our segments. Members served by our two segments generally utilize the same medical provider networks, enabling us to obtain more favorable contract terms with providers. Our segments also share overhead costs and assets. As a result, the profitability of each segment is interdependent.

Our segment results for the years ended December 31, 2001, 2000, and 1999 are as follows:

	Commercial Segment
	For the year ended December 31,
	2001	2000	1999
	(in thousands)
Revenues:
Premiums:
Fully insured	$4,941,888	$5,263,602	$5,290,651
Specialty	304,714	291,315	277,200

Total premiums	5,246,602	5,554,917	5,567,851
Administrative services fees	84,204	86,298	97,940
Investment and other income	75,846	75,819	114,600

Total revenues	5,406,652	5,717,034	5,780,391

Operating expenses:
Medical	4,358,488	4,643,770	4,726,337
Selling, general and administrative	936,539	969,681	987,325
Depreciation and amortization	97,964	93,127	83,761
Asset impairments and other charges	—	—	333,435

Total operating expenses	5,392,991	5,706,578	6,130,858

Income (loss) from operations	13,661	10,456	(350,467)
Interest expense	15,674	18,410	24,146

Loss before income taxes	$(2,013)	$(7,954)	$(374,613)

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Government Segment
	For the year ended December 31,
	2001	2000	1999
	(in thousands)
Revenues:
Premiums:
Medicare+Choice	$2,909,478	$3,286,351	$2,920,829
TRICARE	1,341,557	892,375	866,882
Medicaid	441,324	660,988	603,020

Total premiums	4,692,359	4,839,714	4,390,731
Administrative services fees	52,886	—	—
Investment and other income	42,989	39,202	40,413

Total revenues	4,788,234	4,878,916	4,431,144

Operating expenses:
Medical	3,921,356	4,138,228	3,806,753
Selling, general and administrative	608,590	555,118	478,856
Depreciation and amortization	63,567	53,421	40,097
Asset impairments and other charges	—	—	126,417

Total operating expenses	4,593,513	4,746,767	4,452,123

Income (loss) from operations	194,721	132,149	(20,979)
Interest expense	9,628	10,205	9,247

Income (loss) before income taxes	$185,093	$121,944	$(30,226)

	Consolidated
	For the year ended December 31,
	2001	2000	1999
	(in thousands)
Revenues:
Premiums:	$9,938,961	$10,394,631	$9,958,582
Administrative services fees	137,090	86,298	97,940
Investment and other income	118,835	115,021	155,013

Total revenues	10,194,886	10,595,950	10,211,535

Operating expenses:
Medical	8,279,844	8,781,998	8,533,090
Selling, general and administrative	1,545,129	1,524,799	1,466,181
Depreciation and amortization	161,531	146,548	123,858
Asset impairments and other charges	—	—	459,852

Total operating expenses	9,986,504	10,453,345	10,582,981

Income (loss) from operations	208,382	142,605	(371,446)
Interest expense	25,302	28,615	33,393

Income (loss) before income taxes	$183,080	$113,990	$(404,839)

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As discussed in Note 13, we recorded pretax expenses of $584.8 million during 1999. The following table details the impact these expenses had on our Commercial and Government segments for 1999:

	For the year ended December 31, 1999
	Commercial	Government	Total
	(in thousands)
Underwriting margin	$57,502	$32,498	$90,000
Income before income taxes	$410,463	$174,315	$584,778

Premium and administrative services revenues derived from our contracts with the federal government, as a percentage of our total premium revenues, were approximately 44% for 2001, 42% for 2000, and 40% for 1999.

13.    1999 ASSET IMPAIRMENTS AND OPERATIONAL CHARGES

The following table presents the components of the asset impairments and operational charges and their respective classifications in the 1999 Consolidated Statement of Operations:

	Medical	Selling, General and Administrative	Asset Impairments and Other	Total
	(in thousands)
Premium deficiency	$50,000	$—	$—	$50,000
Reserve strengthening	35,000	—	—	35,000
Provider costs	5,000	—	—	5,000
Long-lived asset impairment	—	—	342,607	342,607
Losses on non-core asset sales	—	—	117,245	117,245
Professional liability reserve strengthening and other costs	—	34,926	—	34,926

Total asset impairments and operational charges	$90,000	$34,926	$459,852	$584,778

Premium Deficiency, Reserve Strengthening and Provider Costs

As a result of an assessment of the profitability of our contracts for providing health insurance coverage to our members in certain markets, we recorded a provision for probable future losses, or premium deficiency, of $50.0 million during the first quarter of 1999. Ineffective provider risk-sharing contracts and the impact of the March 31, 1999 HCA—The Healthcare Company, formerly Columbia/HCA Healthcare Corporation, or HCA, hospital agreement in Florida on current and projected future medical costs contributed to the premium deficiency. The beneficial effect from losses charged to the premium deficiency liability in 1999 was $50.0 million.

Prior period adverse claims development primarily in our PPO and Medicare products initially identified during an analysis of February and March 1999 medical claims resulted in the $35.0 million reserve strengthening. In addition, we paid HCA $5.0 million to settle certain contractual issues associated with the March 31, 1999 hospital agreement in Florida.

Long-Lived Asset Impairment

Historical and current period operating losses in certain of our markets prompted a review during the fourth quarter of 1999 for the possible impairment of long-lived assets. This review indicated that estimated future undiscounted cash flows were insufficient to recover the

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

carrying value of long-lived assets, primarily goodwill, associated with our Austin, Dallas and Milwaukee markets. Accordingly, we adjusted the carrying value of these long-lived assets to their estimated fair value resulting in a non-cash impairment charge of $342.6 million. Estimated fair value was based on discounted cash flows.

The long-lived assets associated with the Austin and Dallas markets primarily resulted from our 1997 acquisition of Physician Corporation of America, or PCA. Operating losses in Austin and Dallas were related to the deterioration of risk-sharing arrangements with providers and the failure to effectively convert the PCA operating model and computer platform to ours. The long-lived assets associated with the Milwaukee market primarily resulted from our 1994 acquisition of CareNetwork, Inc. Operating losses in the Milwaukee market were the result of competitor pricing strategies resulting in lower premium levels to large employer groups as well as market dynamics dominated by limited provider groups causing higher than expected medical costs.

In conjunction with our 1999 goodwill impairment, we also reviewed the estimated life assigned to goodwill. Effective January 1, 2000, we adopted a 20-year amortization period from the date of acquisition for goodwill previously amortized over 40 years.

Losses on Non-Core Asset Sales

Between December 30, 1999 and February 4, 2000, we entered into definitive agreements to sell our workers’ compensation, Medicare supplement and north Florida Medicaid businesses. Since the carrying value of the net assets of these businesses exceeded the estimated fair value, we recorded a $117.2 million loss in 1999. The estimated fair value was established based upon definitive sale agreements, net of direct transaction costs. During the first half of 2000, we completed the divestiture of these businesses. There was no change in the estimated loss during 2000. See Note 11 for additional discussion related to these divestitures.

Professional Liability Reserve Strengthening and Other Costs

We insure substantially all professional liability risks through a wholly owned captive insurance subsidiary, or the Subsidiary. The Subsidiary recorded an additional $24.9 million expense during the fourth quarter of 1999 primarily related to expected claim and legal costs.

Additionally, other expenses of $10.0 million were recorded during the fourth quarter of 1999 related to a claim payment dispute with a contracted provider and government audits.

Report of Independent Accountants

To the Board of Directors and Stockholders
Humana Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the consolidated financial position of Humana Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Louisville, Kentucky
February 4, 2002

Humana Inc.
QUARTERLY FINANCIAL INFORMATION  (Unaudited)

A summary of our quarterly unaudited results of operations for the years ended December 31, 2001, and 2000 follows:

	For the year ended December 31, 2001
	First	Second	Third	Fourth
	(in thousands, except per share results)
Total revenues	$2,463,998	$2,497,298	$2,610,874	$2,622,716
Income before income taxes	41,642	39,191	47,391	54,856
Net income	26,651	25,082	30,330	35,108
Basic earnings per common share	0.16	0.15	0.18	0.21
Diluted earnings per common share	0.16	0.15	0.18	0.21

	For the year ended December 31, 2000
	First	Second	Third	Fourth
	(in thousands, except per share results)

Total revenues	$2,668,993	$2,714,760	$2,634,506	$2,577,691
Income before income taxes	27,222	23,752	29,414	33,602
Net income	21,506	18,763	23,237	26,546
Basic earnings per common share	0.13	0.11	0.14	0.16
Diluted earnings per common share	0.13	0.11	0.14	0.16

APPENDIX

HUMANA INC.
HUMANA BUILDING, 27TH FLOOR
500 WEST MAIN STREET
LOUISVILLE, KENTUCKY 40202

YOUR VOTE IS IMPORTANT
VOTE BY TELEPHONE OR INTERNET OR MAIL

Humana Inc. encourages you to take advantage of two cost-effective and convenient ways to vote your shares.

You may vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your TELEPHONE OR INTERNET VOTE MUST BE RECEIVED BY 11:59 p.m. NEW YORK TIME ON MAY 15, 2002.

Your telephone or Internet vote authorizes the proxies named on the proxy card to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY TELEPHONE:    ON A TOUCH-TONE TELEPHONE DIAL 1-800-690-6903 FROM THE U.S. AND CANADA.

You will be asked to enter the CONTROL NUMBER located below. Then follow the instructions.

VOTE BY INTERNET:        ACCESS THE INTERNET VOTING SITE AT WWW. PROXYVOTE.COM

Click the “PROXY VOTING” icon—You will be asked to enter the CONTROL NUMBER located below. Then follow the instructions.

VOTE BY MAIL:                 Mark, sign and date your proxy card and return it in the postage-paid envelope. PLEASE DO NOT   MAIL YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HUMANA INC.

The Board of Directors recommends a vote FOR the following proposal:

Vote On Directors

1.
The election of (01) Charles M. Brewer, (02) Michael E. Gellert, (03) John R. Hall, (04) David A. Jones, (05) David A. Jones, Jr., (06) Irwin Lerner, (07) Michael B. McCallister, (08) W. Ann Reynolds, Ph.D. as Directors except as indicated to the right.

For All ☐                    Withhold All ☐                    For All Except ☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

At their discretion, the Proxies are authorized to vote upon any other matters as may come before the Annual Meeting.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

Signatures of stockholders should correspond exactly with the names shown on this proxy card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. When Shares of Company Common Stock are held in joint tenants, both should sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature (PLEASE SIGN WITHIN BOX) Date             Signature (Joint Owners) Date

[REVERSE SIDE OF CARD]

HUMANA INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 16, 2002
10:00 a.m., EDT

HUMANA BUILDING
25th FLOOR AUDITORIUM
500 WEST MAIN STREET
LOUISVILLE, KENTUCKY 40202

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR 2002 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints David A. Jones and Michael B. McCallister, and each of them, their attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Humana Inc. (the Annual Meeting) to be held in the Auditorium on the 25th Floor of the Humana Building, 500 West Main Street, Louisville, Kentucky on Thursday, the 16th day of May, 2002 at 10:00 a.m., EDT and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposal set forth on the reverse side if personally present.

THE SHARES OF COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED.
IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR
OF THE ELECTION OF DIRECTORS.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Annual Meeting.

(SEE REVERSE SIDE TO VOTE)